                                                                    EXHIBIT 10.1

--------------------------------------------------------------------------------

                                $2,383,840,176.86

                           SECOND AMENDED AND RESTATED
                                CREDIT AGREEMENT

                                      among

                           R.H. DONNELLEY CORPORATION,

                              R.H. DONNELLEY INC.,
                                  as Borrower,

                               The Several Lenders
                        from Time to Time Parties Hereto,

                           JPMORGAN CHASE BANK, N.A.,
                              as Syndication Agent,

                      BEAR STEARNS CORPORATE LENDING INC.,
                      CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
                       GOLDMAN SACHS CREDIT PARTNERS L.P.,
                             UBS SECURITIES LLC and
                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                           as Co-Documentation Agents

                                       and
                      DEUTSCHE BANK TRUST COMPANY AMERICAS,
                             as Administrative Agent

                          Dated as of December 13, 2005

--------------------------------------------------------------------------------

      J.P. MORGAN SECURITIES INC. and DEUTSCHE BANK TRUST COMPANY AMERICAS,
                   as Co-Lead Arrangers and Joint Bookrunners

                                TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
SECTION 1.   DEFINITIONS..................................................................     2

         1.1.     Defined Terms...........................................................     2
         1.2.     Other Definitional Provisions...........................................    31

SECTION 2.   AMOUNT AND TERMS OF TERM COMMITMENTS.........................................    31

         2.1.     Term Loans and Tranche D-1 Term Commitments.............................    31
         2.2.     Procedure for Tranche D-1 Term Loan Borrowing...........................    31
         2.3.     [Reserved]..............................................................    32
         2.4.     Repayment of Term Loans.................................................    32

SECTION 3.   AMOUNT AND TERMS OF REVOLVING COMMITMENTS....................................    34

         3.1.     Revolving Commitments...................................................    34
         3.2.     Procedure for Revolving Loan Borrowing..................................    35
         3.3.     Swingline Commitment....................................................    35
         3.4.     Procedure for Swingline Borrowing; Refunding of Swingline Loans.........    35
         3.5.     Commitment and Other Fees...............................................    37
         3.6.     Termination or Reduction of Revolving Commitments.......................    37
         3.7.     L/C Commitment..........................................................    37
         3.8.     Procedure for Issuance of Letter of Credit..............................    38
         3.9.     Fees and Other Charges..................................................    38
         3.10.    L/C Participations......................................................    38
         3.11.    Reimbursement Obligation of the Borrower................................    39
         3.12.    Obligations Absolute....................................................    39
         3.13.    Letter of Credit Payments...............................................    40
         3.14.    Letter of Credit Requests...............................................    40

SECTION 4.   GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT.................    40

         4.1.     Optional Prepayments....................................................    40
         4.2.     Mandatory Prepayments and Commitment Reductions.........................    41
         4.3.     Conversion and Continuation Options.....................................    43
         4.4.     Limitations on Eurodollar Tranches......................................    43
         4.5.     Interest Rates and Payment Dates........................................    43
         4.6.     Computation of Interest and Fees........................................    44
         4.7.     Inability to Determine Interest Rate....................................    44
         4.8.     Pro Rata Treatment and Payments.........................................    45
         4.9.     Requirements of Law.....................................................    46
         4.10.    Taxes...................................................................    47
         4.11.    Indemnity...............................................................    48
         4.12.    Change of Lending Office................................................    49
         4.13.    Replacement of Lenders..................................................    49
         4.14.    Evidence of Debt........................................................    49
         4.15.    Illegality..............................................................    50
         4.16.    Tranche C Term Loans....................................................    50

SECTION 5.   REPRESENTATIONS AND WARRANTIES...............................................    52

         5.1.     Financial Condition.....................................................    52
         5.2.     No Change...............................................................    52
         5.3.     Corporate Existence; Compliance with Law................................    52
         5.4.     Power; Authorization; Enforceable Obligations...........................    52
         5.5.     No Legal Bar............................................................    53
         5.6.     Litigation..............................................................    53
         5.7.     No Default..............................................................    53
         5.8.     Ownership of Property; Liens............................................    53
         5.9.     Intellectual Property...................................................    53
         5.10.    Taxes...................................................................    54
         5.11.    Federal Regulations.....................................................    54
         5.12.    ERISA...................................................................    54
         5.13.    Investment Company Act; Other Regulations...............................    54
         5.14.    Subsidiaries and Joint Ventures.........................................    54
         5.15.    Use of Proceeds.........................................................    55
         5.16.    Environmental Matters...................................................    55
         5.17.    Accuracy of Information, etc............................................    55
         5.18.    Security Documents......................................................    56
         5.19.    Solvency................................................................    56
         5.20.    Senior Debt.............................................................    56
         5.21.    Regulation H............................................................    56
         5.22.    Certain Documents.......................................................    57

SECTION 6.   CONDITIONS PRECEDENT.........................................................    57

         6.1.     Conditions to Effectiveness of Agreement and Initial Extensions of
                  Credit..................................................................    57
         6.2.     Conditions to Each Extension of Credit..................................    58

SECTION 7.   AFFIRMATIVE COVENANTS........................................................    59

         7.1.     Financial Statements....................................................    59
         7.2.     Certificates; Other Information.........................................    59
         7.3.     Payment of Obligations..................................................    60
         7.4.     Maintenance of Existence; Compliance....................................    61
         7.5.     Maintenance of Property; Insurance......................................    61
         7.6.     Inspection of Property; Books and Records; Discussions..................    61
         7.7.     Notices.................................................................    61
         7.8.     Environmental Laws......................................................    62
         7.9.     Interest Rate Protection................................................    62
         7.10.    Additional Collateral, etc..............................................    62
         7.11.    Further Assurances......................................................    64

SECTION 8.   NEGATIVE COVENANTS...........................................................    64

         8.1.     Financial Condition Covenants...........................................    64
         8.2.     Indebtedness............................................................    66
         8.3.     Liens...................................................................    68
         8.4.     Fundamental Changes.....................................................    70
         8.5.     Disposition of Property.................................................    70

         8.6.     Restricted Payments.....................................................    71
         8.7.     Capital Expenditures....................................................    73
         8.8.     Investments.............................................................    74
         8.9.     Optional Payments and Modifications of Certain Debt Instruments.........    75
         8.10.    Transactions with Affiliates............................................    76
         8.11.    Sales and Leasebacks....................................................    76
         8.12.    Hedge Agreements........................................................    77
         8.13.    Changes in Fiscal Periods...............................................    77
         8.14.    Negative Pledge Clauses.................................................    77
         8.15.    Clauses Restricting Subsidiary Distributions............................    77
         8.16.    Lines of Business.......................................................    78
         8.17.    Commingling of Accounts.................................................    78

SECTION 8A.       HOLDINGS COVENANTS......................................................    78

         8A.1.    Holdco Covenants........................................................    78
         8A.2.    Amendments to Acquisition Documents.....................................    79

SECTION 9.   EVENTS OF DEFAULT............................................................    79

SECTION 10.   THE AGENTS..................................................................    82

         10.1.    Appointment.............................................................    82
         10.2.    Delegation of Duties....................................................    82
         10.3.    Exculpatory Provisions..................................................    83
         10.4.    Reliance by Agents......................................................    83
         10.5.    Notice of Default.......................................................    83
         10.6.    Non-Reliance on Agents and Other Lenders................................    83
         10.7.    Indemnification.........................................................    84
         10.8.    Agent in Its Individual Capacity........................................    84
         10.9.    Successor Administrative Agent..........................................    84
         10.10.   Securitizations.........................................................    85
         10.11.   Agents Generally........................................................    85
         10.12.   The Lead Arrangers......................................................    85

SECTION 11.   MISCELLANEOUS...............................................................    85

         11.1.    Amendments and Waivers..................................................    85
         11.2.    Notices.................................................................    86
         11.3.    No Waiver; Cumulative Remedies..........................................    87
         11.4.    Survival of Representations and Warranties..............................    87
         11.5.    Payment of Expenses and Taxes...........................................    87
         11.6.    Successors and Assigns; Participations and Assignments..................    88
         11.7.    Adjustments; Set-off....................................................    91
         11.8.    Counterparts............................................................    91
         11.9.    Severability............................................................    92
         11.10.   Integration.............................................................    92
         11.11.   GOVERNING LAW...........................................................    92
         11.12.   Submission To Jurisdiction; Waivers.....................................    92
         11.13.   Acknowledgments.........................................................    92

         11.14.   Releases of Guarantees and Liens........................................    93
         11.15.   Confidentiality.........................................................    93
         11.16.   WAIVERS OF JURY TRIAL...................................................    94
         11.17.   Delivery of Addenda.....................................................    94
         11.18.   Termination.............................................................    94
         11.19.   USA Patriot Act.........................................................    94

ANNEX:

A        Pricing Grid

SCHEDULES:

1.1         Mortgaged Property
3.7         Existing Letters of Credit
5.4         Consents, Authorizations, Filings and Notices
5.6         Litigation
5.14        Subsidiaries
5.18(a)     UCC Filing Jurisdictions
5.18(b)     Mortgage Filing Jurisdictions
8.2(a)(iv)  Existing Indebtedness
8.3(a)(vi)  Existing Liens
8.14        Existing Negative Pledge Clauses
8.15        Existing Subsidiary Distribution Restrictions

EXHIBITS:

A           Form of Second Amended and Restated Guarantee and Collateral
            Agreement
B           Form of Compliance Certificate
C           Form of Closing Certificate
D           Form of Mortgage
E           Form of Assignment and Assumption
F-1         Form of Legal Opinion of Jones Day
F-2         Form of Legal Opinion of Robert J. Bush, Esq.
G           Form of Prepayment Option Notice
H           Form of Exemption Certificate
I-1         Form of Term Note
I-2         Form of Revolving Note
I-3         Form Swingline Note
J           Form of Addendum
L           Form of Letter of Credit Request

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 13, 2005, among R.H. DONNELLEY CORPORATION, a Delaware corporation ("Holdings"), R.H. DONNELLEY INC., a Delaware corporation and a wholly owned subsidiary of Holdings ("RHDonnelley" or the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), J.P. MORGAN SECURITIES INC. and DEUTSCHE BANK TRUST COMPANY AMERICAS as co-lead arrangers and joint bookrunners (in such capacity, the "Lead Arrangers"), JPMORGAN CHASE BANK, N.A., as syndication agent (in such capacity, the "Syndication Agent"), BEAR STEARNS CORPORATE LENDING INC., CREDIT SUISSE, CAYMAN ISLANDS BRANCH, GOLDMAN SACHS CREDIT PARTNERS L.P., UBS SECURITIES LLC and WACHOVIA BANK, NATIONAL ASSOCIATION, as co-documentation agents (collectively, in such capacity, the "Co-Documentation Agents"), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (in such capacity, the "Administrative Agent").

                                    Recitals

                  WHEREAS, Holdings and the Borrower are parties to the Amended and Restated Credit Agreement (as heretofore amended, supplemented, or otherwise modified from time to time, the "Existing Credit Agreement"), dated as of September 1, 2004 (the "Original Closing Date"), among Holdings, the Borrower, the several banks and other financial institutions or entities parties thereto (the "Existing Lenders"), the documentation agents and syndication agents named therein and Deutsche Bank Trust Company Americas, as administrative agent, pursuant to which the Existing Lenders made (i) tranche A-2 term loans (the "Tranche A-2 Term Loans") to the Borrower which have a current outstanding principal balance of $313,375,784.51, (ii) tranche A-3 term loans (the "Tranche A-3 Term Loans") to the Borrower which have a current outstanding principal balance of $115,968,245.94, (iii) tranche D term loans (the "Tranche D Term Loans") to the Borrower which have a current outstanding principal balance of $1,429,496,146.41 and (iv) commitments to make revolving extensions of credit in an aggregate principal amount of up to $175,000,000;

                  WHEREAS, Holdings has entered into an Agreement and Plan of Merger, dated as of October 3, 2005 (the "Merger Agreement"), by and among Dex Media, Inc., a Delaware corporation (the "Target"), Holdings and Forward Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Holdings ("Merger Sub"), pursuant to which Holdings will acquire (the "Dex Media Acquisition") the Target;

                  WHEREAS, the Dex Media Acquisition will be effected by merging (the "Merger") the Target with and into Merger Sub with Merger Sub being the survivor of the Merger;

                  WHEREAS, Holdings and the Borrower intend to finance the Dex Media Acquisition, related transactions and the related fees and expenses with
(a) the issuance of approximately 36.3 million new shares of common stock of Holdings, (b) up to $503,000,000 from incremental senior secured term loan facilities to be made available under the Dex West Credit Agreement (as defined below), (c) up to $2,292,000,000 in cash proceeds from the issuance by Holdings (or a finance vehicle subsidiary as the initial issuer thereof) of senior notes, and (d) up to $250,000,000 in cash proceeds from the issuance by the Target (or a finance vehicle subsidiary as the initial issuer thereof) of senior notes (the foregoing clauses (a) through (d), the "Financing Transactions");

                  WHEREAS, (a) Holdings intends to redeem (the "Preferred Stock Redemption") its Preferred Stock (as defined below) and (b) the Borrower intends to repurchase (the "Notes Repurchase"; together with the Preferred Stock Redemption and the Financing Transactions, the "Transaction") its outstanding Senior Unsecured Notes (as defined below);

                  WHEREAS, the Borrower intends to finance the Notes Repurchase with up to $350,000,000 of new Tranche D-1 term loans (the "Tranche D-1 Term Loans") to be made pursuant to this Agreement;

                  WHEREAS, Holdings and the Borrower have requested that the Existing Lenders amend and restate the Existing Credit Agreement as provided in this Agreement and that the Lenders make available the Tranche D-1 Term Loans in order to, among other things, finance the Notes Repurchase and pay related fees and expenses and to permit the consummation of the Dex Media Acquisition; and

                  WHEREAS, the Lenders are willing to provide the Tranche D-1 Term Loans and amend and restate the Existing Credit Agreement on the terms and conditions set forth herein.

                  Now, therefore, the parties hereto hereby agree as follows:

                             SECTION 1. DEFINITIONS

                  1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this
Section 1.1.

                  "Addendum": an instrument, substantially in the form of Exhibit J, by which a Lender becomes a party to or otherwise consents to this Agreement as of the Closing Date and, in the case of a Revolving Lender, its previously delivered Addendum.

                  "Additional Senior Subordinated Debt": any Indebtedness of the Borrower having substantially the same terms and conditions as the Senior Subordinated Notes (but in no event with an earlier maturity) and any Guarantee Obligations of any Subsidiary Guarantor or Holdings in respect of such Indebtedness; provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes.

                  "Additional Senior Subordinated Debt Documents": the agreements pursuant to which any Additional Senior Subordinated Debt is issued.

                  "Additional Senior Unsecured Debt Documents": the agreements pursuant to which any Additional Senior Unsecured Notes are issued.

                  "Additional Senior Unsecured Notes": any Indebtedness of the Borrower having substantially the same terms and conditions as the Senior Unsecured Notes (but in no event with an earlier maturity) and any Guarantee Obligations of any Subsidiary Guarantors or Holdings in respect of such Indebtedness having substantially the same terms and conditions as the Guarantee Obligations relating to the Senior Unsecured Notes.

                  "Adjustment Date": as defined in the Pricing Grid.

                  "Administrative Agent": as defined in the recitals to this Agreement.

                  "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or Persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                  "Agents": the collective reference to the Syndication Agent, the Co-Documentation Agents, the Lead Arrangers and the Administrative Agent.

                  "Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender's Term Loans and (ii) the amount of such Lender's Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding.

                  "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

                  "Agreement": this Second Amended and Restated Credit
Agreement.

                  "Allocable Share": with respect to any amount, prior to the Dex Media Acquisition Effective Date, 100% of such amount and, on or after the Dex Media Acquisition Effective Date, 55% of such amount.

                   "Allocated Expenditure Use Amounts": at any time, an amount equal to the sum (in each case, solely to the extent that the following are made or paid after December 5, 2003 in reliance upon Permitted Acquisition Reserve Amounts) of (i) the consideration for all Permitted Acquisitions, (ii) the aggregate amount of Restricted Payments made pursuant to Section 8.6(c) and, to the extent made in reliance on borrowings of Tranche C Term Loans or Designated Additional Indebtedness, Section 8.6, (iii) the aggregate amount expended to redeem, repurchase or prepay Indebtedness to the extent permitted under Section 8.9, (iv) the aggregate amount of any Investments made pursuant to Section 8.8(n) and (v) the Permitted Acquisition Reserve Amounts at the time such Permitted Acquisition is consummated.

                  "Applicable Margin": for each Type of Loan, the rate per annum set forth below:

                                       Eurodollar Loans          Base Rate Loans
                                       ----------------          ---------------
Revolving Loans and Swingline Loans          2.00%                    1.00%
Tranche A-2 Term Loans                       2.00%                    1.00%
Tranche A-3 Term Loans                       1.75%                    0.75%
Tranche D Term Loans                         1.75%                    0.75%
Tranche D-1 Term Loans                       1.50%                    0.50%

provided, that, on and after the first Adjustment Date occurring after the Original Closing Date (in the case of Revolving Loans, Swingline Loans and Tranche A-2 Term Loans) or December 6, 2004 (in the case of Tranche A-3 Term Loans), the Applicable Margin with respect to Revolving Loans, Swingline Loans, Tranche A-2 Term Loans and Tranche A-3 Term Loans will be determined pursuant to the Pricing Grid and provided, further, that (a) if at any time the Applicable Margin with respect to any outstanding Tranche C Term Loans is more than (x) 0.25% greater than the Applicable Margin with respect to Tranche D Term Loans or
(y) more than 0.50% greater than the Applicable Margin with respect to Tranche D-1 Term Loans, the Applicable Margin with respect to Tranche D Term Loans and Tranche D-1 Term Loans, as applicable, shall be increased such that the Applicable Margin with respect to such Tranche D Term Loans and Tranche D-1 Term Loans, as applicable, is equal to the margins applicable to each Type of Tranche C Term Loan minus 0.25% and 0.50%, respectively, and (b) solely for the purpose of determining any adjustment to the Applicable Margin with respect to Tranche D Term Loans or

Tranche D-1 Term Loans required by clause (b) above, the Applicable Margin with respect to Tranche C Term Loans shall reflect any original issue discount ("OID") applicable to the Tranche C Term Loans (with OID being equated to Applicable Margin based on an assumed four-year life to maturity).

                    "Asset Sale": any (a) Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause Section 8.5 (other than clause (j) thereof)) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000 and (b) any transfer of Securitization Assets in a Securitization (and any subsequent transfer of Securitization Assets that results in any increase in the aggregate funded amount of any Securitization over the greatest aggregate funded amount previously outstanding thereunder), provided that a payment obligation pursuant to Section 4.2(c) shall only exist with respect to a Securitization to the extent the aggregate funded amount of all such Securitizations outstanding at the time of determination exceeds the aggregate amount of prepayments of Term Loans previously made hereunder in respect of Securitizations.

                  "Assignee": as defined in Section 11.6(b).

                  "Assignment and Assumption": an Assignment and Assumption, substantially in the form of Exhibit E.

                  "Available Revolving Commitment": as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Commitment then in effect over (b) such Lender's Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender's Revolving Extensions of Credit for the purpose of determining such Lender's Available Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

                  "Base PHD": (a) prior to the Dex Media Acquisition Effective Date, up to $650,000,000 of aggregate principal amount of Permitted Holdings Debt at any time outstanding together with any Guarantee Obligations of Holdings of the obligations of any Finance Company described in Section 8A.1(a)(ii)(v)) and (b) on or after the Dex Media Acquisition Effective Date, up to $2,650,000,000 of aggregate principal amount of Permitted Holdings Debt at any time outstanding.

                  "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                  "Base Rate Loans": Loans the rate of interest applicable to which is based upon the Base Rate.

                  "Benefitted Lender": as defined in Section 11.7(a).

                  "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

                  "Borrower": as defined in the preamble to this Agreement.

                  "Borrower's Portion of Excess Cash Flow": with respect to each fiscal year of the Borrower ending on or after December 31, 2003, the portion of Excess Cash Flow for such fiscal year which is not required to be used to prepay Term Loans or to reduce Revolving Commitments pursuant to Section 4.2(d) (or, in the case of the fiscal year ended December 31, 2003, the analogous provision of the Original Credit Agreement).

                  "Borrowing Date": any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

                  "Business": as defined in Section 5.16(b).

                  "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

                  "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

                  "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

                  "Closing Date": the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied, which date is December 13, 2005.

                  "Co-Documentation Agents": as defined in the preamble to this Agreement.

                  "Code": the Internal Revenue Code of 1986, as amended from time to time.

                  "Collateral": all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

                  "Collateral Agent": Deutsche Bank Trust Company Americas, in its capacity as collateral agent under the Security Documents.

                  "Commitment": as to any Lender, the sum of the Tranche D-1 Term Commitment and the Revolving Commitment of such Lender.

                  "Commitment Fee Rate": 0.375% per annum.

                  "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(14) of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

                  "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

                  "Conduit Lender": any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or
11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

                  "Confidential Information Memorandum": the Confidential Information Memorandum, dated November 2005, furnished to the Lenders.

                  "Consolidated Capital Expenditures": for any period, the aggregate of all expenditures by the Borrower and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Borrower and its Subsidiaries.

                  "Consolidated Current Assets": at any date, all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

                  "Consolidated Current Liabilities": at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

                  "Consolidated EBITDA": for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) any extraordinary charges or losses determined in accordance with GAAP, (e) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the management of the Borrower, (f) any other non-cash charges (including charges against goodwill), non-cash expenses or non-cash losses of the Borrower or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), (g) restructuring and synergy charges incurred during the fiscal periods ending on or prior to December 31, 2007 in connection with the Dex Media Acquisition in an aggregate amount not exceeding $25,000,000 and (h) all non-recurring charges consisting of
(i) severance costs associated with a restructuring, (ii) payments of customary investment and commercial banking fees and expenses, (iii) cash premiums or penalties payable in connection with the early extinguishment of Indebtedness and (iv) corporate relocation expenses; provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-recurring or non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (f) above), all as determined on a consolidated basis, provided that, for purposes of Section
8.1 and with respect to any period ending prior to September 30, 2005, Consolidated EBITDA shall be calculated on a pro forma basis giving effect to
(i) the consummation of the SBC Acquisition, (ii) the Loans made (or otherwise outstanding) on the Original Closing Date and the use of proceeds thereof and
(iii) the payment of fees and expenses in connection with the foregoing as if such events occurred on the first day of the relevant period. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a "Reference Period") pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, "Material Acquisition" means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) would have increased or decreased Consolidated EBITDA for the most recent period of four consecutive fiscal quarters for which financial statements are available by more than $1,000,000; and "Material Disposition" means any Disposition of property or series of related Dispositions of property that contributed more than $1,000,000 to Consolidated EBITDA for the most recent period of four consecutive fiscal quarters for which financial statements are available.

                  "Consolidated Interest Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

                  "Consolidated Interest Expense": for any period, the sum of
(a) total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing and Securitizations and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) and (b) the amount of dividends paid by the Borrower during such period pursuant to Section 8.6(j).

                  "Consolidated Leverage Ratio": at any time, the ratio of (a) Consolidated Total Debt at such time to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on the last day of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 7.1.

                  "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a

Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest (including the portion of Consolidated Net Income allocable to minority interests in unconsolidated Persons to the extent that cash distributions have not actually been received from such Persons), except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary, (d) all non-cash accounting adjustments attributable to the application of purchase method accounting of the SBC Acquisition in accordance with GAAP and (e) any non-cash impact of the reduction in deferred revenue as a result of the fair value exercise undertaken as required by the purchase method of accounting for the transactions contemplated by the SBC Acquisition Agreement in accordance with GAAP, during the twelve consecutive months following the consummation of the SBC Acquisition.

                  "Consolidated Senior Secured Debt": all Consolidated Total Debt that is secured by a Lien on any assets of the Borrower or its Subsidiaries.

                  "Consolidated Senior Secured Leverage Ratio": at any time, the ratio of (a) Consolidated Senior Secured Debt at such time to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on the last day of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 7.1.

                  "Consolidated Total Debt": at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, provided that the amount of such Indebtedness shall be without regard to the effects of the purchase method of accounting requiring that the amount of such Indebtedness be valued at its fair market value instead of its outstanding principal amount.

                  "Consolidated Working Capital": at any date, Consolidated Current Assets on such date minus Consolidated Current Liabilities on such date (which shall be positive if Consolidated Current Assets are greater than Consolidated Current Liabilities and negative if Consolidated Current Assets are less than Consolidated Current Liabilities).

                  "Continuing Directors": the directors of Holdings on the Closing Date, and each other director, if, in each case, such other director's nomination for election to the board of directors of Holdings is recommended by at least 66-2/3% of the then Continuing Directors.

                  "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                  "Default": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                  "Designated Additional Indebtedness": any Additional Senior Unsecured Notes or Additional Senior Subordinated Debt incurred pursuant to
Section 8.2(a)(xv) and designated, at the time of the incurrence thereof, by the Borrower as being incurred for one or more of the permitted uses of the Tranche C Term Loans under this Agreement by written notice to such effect by the Borrower to the Administrative Agent; provided that the aggregate amount of Additional Senior Unsecured Notes and

Additional Senior Subordinated Debt which may be designated as Designated Additional Indebtedness pursuant to this Agreement shall not exceed $400,000,000.

                  "Dex Media Acquisition": the acquisition of Target pursuant to the Merger Agreement.

                  "Dex Media Acquisition Documentation": collectively, the Merger Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

                  "Dex Media Acquisition Effective Date": the date on which the Dex Media Acquisition is consummated pursuant to the Merger Agreement; provided that no material provision of the Merger Agreement shall have been waived, amended, supplemented or otherwise modified in a manner that is material and adverse to the Lenders without the consent of JPMorgan Chase Bank, N.A., which consent shall not be unreasonably withheld or delayed.

                  "Dex West Credit Agreement": the Credit Agreement, dated as of September 9, 2003, as amended, among the Target, Dex Media West, Inc., Dex Media West LLC, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and others.

                  "Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings.

                  "Dollars" and "$": dollars in lawful currency of the United States.

                  "Domestic Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

                  "ECF Percentage": in the event that the Consolidated Leverage Ratio as of the end of the relevant fiscal year is (i) equal to or greater than
5.0 to 1.0, 50% or (ii) less than 5.0 to 1.0, 0%.

                  "Environment": any indoor or outdoor surface, soil, surface waters, groundwaters, land, sediments, surface or subsurface strata, ambient air and any other environment medium or occupied space.

                  "Environmental Laws": any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health, natural resources or the Environment, as now or may at any time hereafter be in effect.

                  "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

                  "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

                  "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

                  "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

                  "Eurodollar Tranche": the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

                  "Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                  "Excess Cash Flow": for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation, amortization and non-cash taxes) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year, to the extent deducted in arriving at such Consolidated Net Income over
(b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Consolidated Capital Expenditures (excluding the principal amount of Indebtedness incurred to finance such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount),
(iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in Consolidated Working Capital for such fiscal year, (v) the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income and (vi) restructuring and synergy charges incurred during the fiscal periods ending on or prior to December 31, 2007 in connection with the Dex Media Acquisition in an aggregate amount not exceeding $25,000,000.

                  "Excess Cash Flow Application Date": as defined in Section 4.2(d).

                  "Excess Funded Amount": as defined in Section 3.4 of the Old First Amendment.

                  "Excluded Indebtedness": all Indebtedness permitted by Section 8.2(a), other than Indebtedness permitted by clause (xv) thereof, provided that any Designated Additional Indebtedness shall also be Excluded Indebtedness.

                  "Existing Credit Agreement": as defined in the recitals to this Agreement.

                  "Existing First Amendment": the First Amendment to the Existing Credit Agreement, dated as of December 6, 2004.

                  "Existing Holdings Notes": the 6-7/8% Senior Notes of Holdings due 2013.

                  "Existing Holdings Notes Indenture": the Indenture, dated as of January 14, 2005, under which the Existing Holdings Notes were issued.

                  "Existing Lenders": as defined in the recitals to this Agreement.

                  "Facility": each of (a) the Tranche A-2 Term Loans and the Tranche A-3 Term Loans (collectively, the "Tranche A Term Facility"), (b) the Tranche D Term Loans and the Tranche D-1 Term Loans (collectively, the "Tranche D Term Facility") and (c) the Revolving Commitments and the extensions of credit made thereunder (the "Revolving Facility").

                  "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

                  "Fee Payment Date": (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

                  "Finance Company": one or more subsidiaries of Holdings formed for the purpose of being the initial issuer of debt securities that will become Permitted Holdings Debt incurred in connection with the financing of the Dex Media Acquisition and/or the Preferred Stock Redemption.

                  "Foreign Subsidiary": any Subsidiary of the Borrower that is not a Domestic Subsidiary.

                  "Funded Debt": as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

                  "Funding Office": the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

                  "GAAP": generally accepted accounting principles in the United States as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to negotiate in good faith in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

                  "Goldman Sachs": Goldman Sachs Capital Partners 2000, L.P. and its Affiliates.

                  "Goldman Stock Purchase and Support Agreement": the Stock Purchase and Support Agreement, dated as of October 3, 2005, by and among Holdings, the Borrower and the Stockholders of Holdings identified on Schedule A thereto.

                  "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

                  "Group Members": the collective reference to the Borrower and its Subsidiaries.

                  "Guarantee and Collateral Agreement": the Second Amended and Restated Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor in favor of the Collateral Agent, substantially in the form of Exhibit A.

                  "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or
(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

                  "Guarantors": the collective reference to Holdings and the Subsidiary Guarantors.

                  "Hedge Agreements": any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

                  "Holdings": as defined in the preamble to this Agreement.

                  "Holdings Leverage Ratio": the Leverage Ratio (as such term is defined in the Existing Holdings Notes Indenture as in effect on the Closing Date without giving effect to any amendment or modification thereto).

                  "Holdings Permitted Acquisition": any acquisition by Holdings of all or any portion of the assets of, or all or any portion of the Capital Stock in, or other investment in, a Person (including without limitation joint ventures) or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (x) no Default or Event of Default has occurred and is continuing or would result therefrom, (y) all transactions related thereto are consummated in accordance with applicable laws and (z) in case of an acquisition of assets, such assets (other than assets to be retired or disposed of) are to be used, and in the case of an acquisition of any Capital Stock, the Person so acquired is engaged, in the same line of business as that of Holdings or a line of business reasonably related thereto.

                  "Holdings Permitted Encumbrances": any

                           (i) Liens for taxes not yet due or that are being
                  contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings in conformity with GAAP;

                           (ii) carriers', warehousemen's, mechanics',
                  materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

                           (iii) Liens arising solely by virtue of any statutory
                  or common law provisions relating to bankers' Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

                           (iv) pledges or deposits in connection with workers'
                  compensation, unemployment insurance and other social security legislation;

                           (v) deposits to secure the performance of bids, trade
                  contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                           (vi) easements, rights-of-way, restrictions and other
                  similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Holdings;

                           (vii) any Lien existing on any property or asset
                  prior to the acquisition thereof by Holdings or existing on any property or asset of any Person that becomes a Subsidiary of Holdings after the date hereof prior to the time such Person becomes a Subsidiary of Holdings; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of Holdings, as the case may be, (B) such Lien shall not apply to any other property or assets of Holdings and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of Holdings, as the case may be;

                           (viii) any interest or title of a lessor under any
                  lease entered into by Holdings or any other Subsidiary of Holdings in the ordinary course of its business and covering only the assets so leased;

                           (ix) any provision for the retention of title to any
                  property by the vendor or transferor of such property, which property is acquired by Holdings or a Subsidiary of Holdings in a transaction entered into in the ordinary course of business of Holdings or such Subsidiary of Holdings and for which kind of transaction it is normal market practice for such retention of title provision to be included;

                           (x) Liens arising by means of any judgment of any
                  court to the extent not otherwise resulting in a Default; provided that any such Lien is released within 30 days following the creation thereof;

                           (xi) Liens in favor of the purchasers of Permitted
                  Holdings Debt and/or an escrow agent on the proceeds of such debt during the period during which such proceeds are held in escrow; and

                           (xii) Liens not otherwise permitted hereunder so long
                  as neither (A) the aggregate outstanding principal amount of the obligations secured thereby nor (B) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to Holdings and all Subsidiaries of Holdings) $50,000,000 at any one time.

                  "Immaterial Subsidiary": any Subsidiary of the Borrower with total assets not exceeding $1,000,000; provided that the aggregate total assets of all Immaterial Subsidiaries shall not exceed $5,000,000 at any time.

                  "Indebtedness": of any Person at any date, without duplication, (a) the principal of and premium on (if any, and to the extent such premium has become due) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) current trade payables incurred in the ordinary course of such Person's business, (ii) customary indemnification obligations entered into in connection with an acquisition or Disposition permitted under this Agreement and (iii) customary purchase price adjustments based on differences between estimated assets or liabilities at closing and subsequent final determination of such assets or liabilities following closing), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) (other than customary indemnification obligations entered into in connection with an acquisition or Disposition permitted under this Agreement), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (the amount of such obligations with respect to such Person being deemed to be the lesser of the value of such property and the amount of obligations so secured), and (i) for the purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefore.

                  "Indebtedness Measurement Date": as defined in Section 8.2(a)(viii).

                  "Indemnified Liabilities": as defined in Section 11.5.

                  "Indemnitee": as defined in Section 11.5.

                  "Independent Financial Advisor": an accounting, appraisal or investment banking firm of national standing or any third party appraiser or recognized expert with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required; provided that such firm or appraiser is not an Affiliate of the Borrower.

                  "Initial Base PHD": Permitted Holdings Debt existing on the Closing Date and senior notes of Holdings in an aggregate principal amount of up to $2,292,000,000 issued in connection with the Dex Media Acquisition and/or the Preferred Stock Redemption.

                  "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                  "Insolvent": pertaining to a condition of Insolvency.

                  "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

                  "Interest Payment Date": (a) as to any Base Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan with an Interest Period of three months or less, the last day of such Interest Period, and as to any Eurodollar Loan with an Interest Period longer than three months, each day that is three months (and, if applicable, each day that is six, nine or twelve months) after the first day of such Interest Period and the last day of such Interest Period, (c) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (d) as to any Swingline Loan, the day that such Loan is required to be paid.

                  "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (with the prior consent of all Lenders under the relevant Facility and subject to certain administrative procedures to be determined by the Administrative Agent) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                        (i) if any Interest Period would otherwise end on a day
                  that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                        (ii) the Borrower may not select an Interest Period
                  under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Tranche A-2 Term Loans or the Tranche D Term Loans, as the case may be;

                        (iii) any Interest Period that begins on the last
                  Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                        (iv) the Borrower shall select Interest Periods so as
                  not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

                  "Investments": as defined in Section 8.8.

                  "Issuing Lender": the Administrative Agent or any Affiliate thereof (including Deutsche Bank AG, New York Branch), or any other Lender which at the request of the Borrower and with the consent of the Administrative Agent agrees to become an Issuing Lender; provided, however, that until the Administrative Agent notifies the Borrower otherwise, neither the Administrative Agent or its Affiliates (including Deutsche Bank AG, New York Branch) shall be obligated to issue any Letter of Credit other than a standby Letter of Credit. In the event there is more than one Issuing Lender, each reference to the "Issuing Lender" in this Agreement and the other Loan Documents shall, where appropriate, be deemed to be a reference to each Issuing Lender.

                  "L/C Commitment": $25,000,000.

                  "L/C Obligations": at any time, an amount equal to the sum of
(a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11.

                  "L/C Participants": the collective reference to all the Revolving Lenders other than the Issuing Lender.

                  "Lead Arrangers": as defined in the recitals to this Agreement.

                  "Lenders": as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

                  "Letter of Credit Request": a Letter of Request, substantially in the form of Exhibit L, submitted by the Borrower to the Issuing Lender to request the issuance of a Letter of Credit.

                  "Letters of Credit": as defined in Section 3.7(a).

                  "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

                  "Loan": any loan made by any Lender pursuant to this Agreement.

                  "Loan Documents": this Agreement, any Letter of Credit Requests, the Security Documents and the Promissory Notes.

                  "Loan Party": Holdings and each Group Member that is a party to a Loan Document.

                  "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

                  "Mandatory Prepayment Date":  as defined in Section 4.2(h).

                  "Material Adverse Effect": a material adverse effect on (a) the business, assets, property, operations, condition (financial or otherwise), contingent liabilities or material agreements of the Borrower and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

                  "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                  "Merger Agreement": as defined in the recitals to this Agreement.

                  "Merger Sub": as defined in the recitals to this Agreement.

                  "Moody's": Moody's Investors Service, Inc.

                  "Mortgaged Properties": the real properties listed on Schedule 1.1, as to which the Collateral Agent for the benefit of the Administrative Agent and the Lenders have been granted a Lien pursuant to the Mortgages.

                  "Mortgages": each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

                  "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith; net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and net of reasonable reserves in respect of post-closing adjustments and escrows (such reserves and escrowed amounts shall be disclosed to the Administrative Agent at the time taken or made and shall be deemed to be "Net Cash Proceeds" when such reserves and escrowed amounts are no longer required to be maintained) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

                  "New Lender": as defined in Section 4.16.

                  "Non-Cash Pay Holdings Debt": Indebtedness of Holdings which
(i) does not mature or amortize, and is not mandatorily redeemable, in whole or in part, or required to be repurchased or reacquired, in whole or in part, by Holdings (unless such redemption is required only if and to the extent then permitted by this Agreement), and which does not require any payment of cash interest, in each case prior to the date that is six months after the Tranche D Maturity Date, (ii) is not secured by any assets of Holdings, the Borrower or any Subsidiary, (iii) is not Guaranteed by the Borrower or any Subsidiary and
(iv) is not exchangeable or convertible into Indebtedness of Holdings, the Borrower or any Subsidiary or any preferred stock or other Equity Interest (other than common equity of Holdings or Non-Cash Pay Preferred Stock).

                  "Non-Cash Pay Preferred Stock": preferred stock of Holdings which (i) is not mandatorily redeemable, in whole or part, or required to be repurchased or reacquired, in whole or part, by (A) Holdings (unless such redemption is required only if and to the extent then permitted by this Agreement) or (B) the Borrower or any Subsidiary, and which do not require any payment of cash dividend or distributions, in each case, prior to the date that is six months after the Tranche D Maturity

Date, (ii) are not secured by any assets of Holdings, the Borrower or any Subsidiary, (iii) are not guaranteed by the Borrower or any Subsidiary and (iv) are not exchangeable or convertible into Indebtedness of Holdings or any Subsidiary (other than Non-Cash Pay Holdings Debt) or any preferred stock or other Capital Stock of Holdings, the Borrower or any Subsidiary (other than common equity of Holdings or Non-Cash Pay Preferred Stock).

                  "Non-Excluded Taxes": as defined in Section 4.10(a).

                  "Non-U.S. Lender": as defined in Section 4.10(d).

                  "Notes": the Senior Subordinated Notes and the Senior Unsecured Notes.

                  "Notes Call": the redemption of the Senior Unsecured Notes pursuant to the call provisions of the Senior Unsecured Notes Indenture.

                  "Notes Indentures": the Senior Subordinated Notes Indenture and the Senior Unsecured Notes Indenture, collectively.

                  "Notes Repurchase": as defined in the recitals to this Agreement.

                  "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

                  "Old First Amendment": the First Amendment to the Original Credit Agreement, dated as of December 5, 2003.

                  "Optional Prepayment Date": as defined in Section 4.1(b).

                  "Optional Tranche D Prepayment Amount": as defined in Section 4.1(b).

                  "Original Credit Agreement": the Credit Agreement, dated as of December 6, 2002, among Holdings, the Borrower, R.H. Donnelley Finance Corporation II, as special purpose borrower, the several banks and other financial institutions or entities parties thereto, the documentation agents and syndication agents named therein, and Deutsche Bank Trust Company Americas, as administrative agent.

                  "Original Closing Date": as defined in the recitals to this Agreement.

                  "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

                  "Participant": as defined in Section 11.6(c).

                  "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

                  "Permitted Acquisition": any acquisition, whether in a single transaction or series of related transactions, by the Borrower or any one or more Domestic Subsidiaries, or any combination thereof, of all or a substantial part of the assets, or a going concern business or division, of any Person organized under the laws of any jurisdiction within the United States and conducting substantially all of its business therein, whether through purchase of assets or securities, by merger or otherwise (it being understood that the assets of such Person may include foreign assets (including Capital Stock of Subsidiaries) that are not a material portion of the assets acquired); provided that:

                  (a) both before and immediately after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing;

                  (b) the Person whose assets, securities or equity interests are being acquired is engaged in the same line of business activity as the Borrower and its Subsidiaries and businesses reasonably related thereto in compliance with Section 8.16 and such acquisition is initiated and completed with the approval of the board of directors (or other analogous body) of such Person or otherwise on a friendly basis;

                  (c) immediately after giving effect to such acquisition, the Borrower shall be in compliance with the ratios set forth in Section 8.1 opposite the period in which the date of proposed consummation of such acquisition falls (the "Transaction Date") (and, for purposes of determining such compliance, "Consolidated EBITDA" and the "Consolidated Interest Coverage Ratio" shall each be as in effect on the last day of the fiscal quarter most recently ended on or prior to such Transaction Date for which financial statements have been delivered pursuant to Section 7.1 and adjusted to give effect to the proposed acquisition as if it had occurred on the first day of the relevant period for testing compliance and "Consolidated Total Debt" and "Consolidated Senior Secured Debt" shall be as in effect on such Transaction Date and assuming the proposed acquisition had been consummated);

                  (d) if immediately after giving effect to such acquisition, the Borrower shall have any additional Subsidiaries, (i) such additional Subsidiaries shall be Domestic Subsidiaries (except for Foreign Subsidiaries that, together with all other foreign assets acquired, are not a material portion of the assets acquired) and (ii) the Borrower shall have complied, and shall have caused such additional Subsidiaries to have complied, with the provisions of Section 7.10 with respect thereto; and

                  (e) the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer certifying compliance (with supporting information in reasonable detail) with the conditions set forth above and in
Section 8.8 in connection with such acquisition.

                  "Permitted Acquisition Reserve Amounts": at any time, an amount equal to (a) the sum (in each case, if applicable, to the extent the following items occur after December 5, 2003 and are not required to be used to prepay Term Loans and reduce Revolving Commitments pursuant to Section 4.2) of
(i) 100% of the Net Cash Proceeds of any issuance of Capital Stock by any Group Member (other than issuances of Capital Stock to any Group Member), (ii) 100% of the Net Cash Proceeds from borrowings of Tranche C Term Loans, (iii) 100% of the Net Cash Proceeds from the issuance of Additional Senior Subordinated Debt and Additional Senior Unsecured Notes and (iv) an amount equal to the sum of the Borrower's Portion of Excess Cash Flow for each fiscal year ending after December 5, 2003 minus (b) the amount of Allocated Expenditure Use Amounts at such time.

                  "Permitted Asset Swap": any transfer of properties or assets of the Borrower or any of its Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in the business of publishing yellow pages directories and the sale of advertising in connection therewith; provided that the aggregate fair market value (as determined in good faith by the board of directors of the Borrower and the board of directors of Holdings) of the properties or assets being transferred by the Borrower or such Subsidiary (a) is not greater than the aggregate fair market value (as determined in good faith by the board of directors of the Borrower and the board of directors of Holdings) of the properties or assets received by the Borrower or such Subsidiary in such exchange and (b) does not exceed, at the time such Permitted Asset Swap is completed, together with the cumulative aggregate fair market value of all other Permitted Asset Swaps completed prior to the date thereof, 15% of consolidated net revenues of the Borrower and its Subsidiaries (as determined on a consolidated basis in accordance with GAAP) for the last full fiscal year for which financial statements have been delivered pursuant to Section 7.1; provided, further, that with respect to any transaction or series of related transactions that constitute a Permitted Assets Swap with an aggregate fair market value in excess of $25,000,000, the Borrower, prior to consummation thereof, shall be required to obtain a written opinion from an Independent Financial Advisor to the effect that such transaction or series of related transactions are fair from a financial point of view to the Borrower and its Subsidiaries, taken as a whole.

                  "Permitted Business": the telephone and internet directory services businesses and businesses reasonably related, incidental or ancillary thereto.

                  "Permitted Holdings Debt": Indebtedness of Holdings, other than Non-Cash Pay Holdings Debt, which (i) does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change in control provisions requiring redemption or repurchase only if and to the extent then permitted by this Agreement), in each case, prior to the date that is six months after the Tranche D Maturity Date,
(ii) is not secured by any assets of Holdings, the Borrower or any Subsidiary,
(iii) is not Guaranteed by the Borrower or any Subsidiary, (iv) is not exchangeable or convertible into Indebtedness of Holdings (except other Permitted Holdings Debt), the Borrower or any Subsidiary or any preferred stock or other Capital Stock of Holdings, the Borrower or any Subsidiary (other than common stock or Non-Cash Pay Preferred Stock of Holdings, provided that any such exchange or conversion, if effected, would not result in an Event of Default pursuant to Section 9(k)), (v) if subordinated, is subordinated to the Obligations pursuant to a written instrument delivered, and reasonably satisfactory, to the Administrative Agent or on terms substantially similar to (and no less favorable in any significant respect to the Lenders than) the subordination terms applicable to the Senior Subordinated Notes and (vi) is issued solely for cash consideration and bears interest (which may be payable in cash) at a fixed rate which represents a market rate of interest for such Permitted Holdings Debt at the time of its issuance.

                  "Permitted Investments": any

                  (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

                  (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 from S&P or a rating of at least P-1 from Moody's;

                  (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 and whose debt has a rating, at the time as of which any investment therein is made, of at least P-1 from Moody's or at least A-1 from S&P;

                  (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

                  (e) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (d) above.

                  "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  "PHD Issuance Conditions": with respect to any issuance of Permitted Holdings Debt, other than Initial Base PHD, the following conditions:

                  (a) at the time of such issuance, and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower shall be in Pro Forma Compliance and
         (iii) the Holdings Leverage Ratio shall not exceed 7.25 to 1.0; and

                  (b) at the time of such issuance, the Administrative Agent shall have received (i) copies of all indentures and other instruments evidencing or governing Permitted Holdings Debt, in each case certified by an executive officer of Holdings as being true, complete and correct, and (ii) a certificate of an executive officer of Holdings, dated the date of such issuance, confirming satisfaction of the applicable conditions set forth in clause (a) above and setting forth calculations, in reasonable detail, of Pro Forma Compliance and of the Holdings Leverage Ratio referred to above.

                  "Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "Preferred Stock": the 8% redeemable convertible cumulative preferred stock of Holdings issued to Goldman Sachs on November 25, 2002 and January 3, 2003.

                  "Preferred Stock Redemption": as defined in the recitals to this Agreement.

                  "Prepayment Option Notice": as defined in Section 4.1(b).

                  "Pricing Grid": the pricing grid attached hereto as Annex A.

                  "Pro Forma Compliance": with respect to any event, that the Borrower is in pro forma compliance with the financial covenants set forth in
Section 8.1 recomputed as if the event with respect to which Pro Forma Compliance is being tested had occurred on the first day of each relevant period with respect to which current compliance with such financial covenants would be determined (for example, in the case of financial covenants based on Consolidated EBITDA, as if such event had occurred on the first day of the four fiscal quarter period ending on the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 7.1(a) or (b)).

                  "Projections": as defined in Section 7.2(c).

                  "Promissory Notes": the collective reference to any promissory note evidencing Loans.

                  "Properties": as defined in Section 5.16(a).

                  "Quarterly Excess Cash Flow": for any fiscal quarter of the Borrower, (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal quarter, (ii) the amount of all non-cash charges (including depreciation, amortization and non-cash taxes) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal quarter, and (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and its Subsidiaries during such fiscal quarter, to the extent deducted in arriving at such Consolidated Net Income less
(b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal quarter on account of Consolidated Capital Expenditures (excluding the principal amount of Indebtedness incurred to finance such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount),
(iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal quarter (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in Consolidated Working Capital for such fiscal quarter, and (v) the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and its Subsidiaries during such fiscal quarter (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

                  "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member in excess of $1,000,000.

                  "Refinanced Revolving Commitments": as defined in Section
11.1.

                  "Refunded Swingline Loans": as defined in Section 3.4(b).

                  "Refunding Date": as defined in Section 3.4(c).

                  "Register": as defined in Section 11.6(b).

                  "Regulation U": Regulation U of the Board as in effect from time to time.

                  "Reimbursement Obligation": the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit.

                  "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 4.2(c) as a result of the delivery of a Reinvestment Notice.

                  "Reinvestment Event": any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

                  "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire, replace or repair fixed or capital assets useful in its business or to finance a Permitted Acquisition.

                  "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, replace or repair fixed or capital assets useful in the Borrower's business or to finance a Permitted Acquisition.

                  "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring 12 months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire, replace or repair fixed or capital assets useful in the Borrower's business or to effect a Permitted Acquisition with all or any portion of the relevant Reinvestment Deferred Amount.

                  "Release": any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, pouring, emitting, emptying, escaping or leaching of any Materials of Environmental Concern into the Environment (including the abandonment or discarding of barrels, containers or other closed receptacles containing any Materials of Environmental Concern).

                  "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

                  "Replacement Revolving Commitments": as defined in Section
11.1.

                  "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section. 4043.

                  "Required Lenders": at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding and the Tranche D-1 Term Commitments then in effect and (b) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

                  "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "Responsible Officer": the chief executive officer, president, chief financial officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

                  "Restricted Payments":  as defined in Section 8.6.

                  "Revolving Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Commitment" under such Lender's name on such Lender's Addendum or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Revolving Commitments as of the Closing Date is $175,000,000.

                  "Revolving Commitment Period": the period from and including the Original Closing Date to the Revolving Termination Date.

                  "Revolving Extensions of Credit": as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender's Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender's Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

                  "Revolving Lender": each Lender that has a Revolving Commitment or that holds Revolving Loans.

                  "Revolving Loans": as defined in Section 3.1(a).

                  "Revolving Percentage": as to any Revolving Lender at any time, the percentage which such Lender's Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding).

                  "Revolving Termination Date": December 31, 2009.

                  "RHDonnelley": as defined in the recitals to this Agreement.

                  "S&P": Standard & Poor's Rating Services.

                  "SBC Acquisition": pursuant to the SBC Acquisition Agreement, the acquisition by Holdings of (i) a 47% partnership interest in the AM-DON Partnership, an Illinois general partnership, (ii) a 50% partnership interest in DonTech II, an Illinois general partnership, (iii) 100% of the partnership interests in APIL Partners Partnership, an Illinois general partnership, and
(iv) a license to publish telephone directories, sell yellow pages advertising and use certain trademarks in connection therewith.

                  "SBC Acquisition Agreement": the Purchase Agreement, dated July 28, 2004, by and among Ameritech Corporation, a Delaware corporation and a direct wholly owned subsidiary of SBC Communications, Inc., a Delaware corporation, Ameritech Publishing Inc., a Delaware corporation and a direct wholly owned subsidiary of Ameritech, and Holdings.

                  "SBC Acquisition Documentation": collectively, the SBC Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

                  "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

                  "Securitization": any transaction or series of transactions entered into by the Borrower or any Subsidiary pursuant to which the Borrower or such Subsidiary, as the case may be, sells, conveys or otherwise transfers to a Securitization Vehicle Securitization Assets of the Borrower or such Subsidiary (or grants a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Vehicle), and which Securitization Vehicle finances the acquisition of such Securitization Assets
(i) with proceeds from the issuance of Third Party Interests, (ii) with Sellers' Retained Interests or (iii) with proceeds from the sale or collection of Securitization Assets previously purchased by such Securitization Vehicle.

                  "Securitization Assets": any accounts receivable owed to or owned by the Borrower or any Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred in connection with securitizations of accounts receivable and which are sold, transferred or otherwise conveyed by the Borrower or a Subsidiary to a Securitization Vehicle in connection with a Securitization permitted by Section 8.5.

                  "Securitization Vehicle": a Person that is a direct wholly owned Subsidiary of the Borrower or a Subsidiary formed for the purpose of effecting one or more Securitizations to which the Borrower or its Subsidiaries transfer Securitization Assets and which, in connection therewith, issues Third Party Interests or Sellers' Retained Interests; provided that such Securitization Vehicle shall engage in no business other than the purchase of Securitization Assets pursuant to Securitizations permitted by Section 8.5, the issuance of Third Party Interests or other funding of such Securitizations and any activities reasonably related thereto, and provided further that:

                  (x) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Securitization Vehicle (i) is guaranteed by the Borrower or any Subsidiary (excluding guarantees of obligations (other than the principal of and interest on Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is with recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

                  (y) neither the Borrower nor any Subsidiary has any material contract, agreement, arrangement or understanding with such Securitization Vehicle other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

                  (z) neither the Borrower nor any Subsidiary has any obligation to maintain or preserve such Securitization Vehicle's financial condition or cause such Securitization Vehicle to achieve certain levels of operating results.

                  "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

                  "Sellers' Retained Interests": the debt or equity interests held by the Borrower or any Subsidiary in a Securitization Vehicle to which Securitization Assets have been transferred in a Securitization permitted by
Section 8.5, including any such debt or equity received in consideration for the Securitization Assets transferred.

                  "Senior Subordinated Notes": the 10-7/8% Senior Subordinated Notes of the Borrower due 2012.

                  "Senior Subordinated Notes Indenture": the Indenture, dated as of December 3, 2002, under which the Senior Subordinated Notes were issued and all other instruments, agreements and other documents evidencing or governing the Senior Subordinated Notes.

                  "Senior Unsecured Notes": the 8-7/8% Senior Notes of the Borrower due 2010.

                  "Senior Unsecured Notes Indenture": the Indenture, dated as of December 3, 2002, under which the Senior Unsecured Notes were issued and all other instruments, agreements and other documents evidencing or governing the Senior Unsecured Notes.

                  "Shared Services": the centralized services utilizing the Shared Services Assets and Operations which are provided by Holdings (or a Subsidiary of Holdings formed for such purpose) to Permitted Businesses conducted by the Borrower and its Subsidiaries and, if the Dex Media Acquisition is consummated, the Target and its Subsidiaries.

                  "Shared Services Assets and Operations": (a) the information technology assets and related operations and (b) the general administrative and corporate level services and related assets, in each case that are owned and operated by Holdings (or a Subsidiary of Holdings formed for such purpose) and used to provide centralized services with respect to Permitted Businesses conducted by (i) the Borrower and its Subsidiaries and (ii) if the Dex Media Acquisition Effective Date occurs, the Target and its Subsidiaries.

                  "Shared Services Payments": payments by the Borrower and its Subsidiaries in cash to Holdings (or a Subsidiary of Holdings formed for such purpose) in respect of the provision by Holdings (or such Subsidiary) to the Borrower and its Subsidiaries of Shared Services; provided, however, that all such payments shall be made solely to reimburse Holdings (or such Subsidiary) for those actual cash costs (including accrued costs payable by Holdings (or such Subsidiary) in cash within the 30-day period after receipt of a Shared Services Payment) associated with the Shared Services Assets and Operations that are directly attributable or otherwise allocable to the provision of such services to the Borrower and its Subsidiaries (it being understood that to the extent that any of the costs of such services cannot be clearly allocated as between the Borrower and its Subsidiaries, on the one hand, and the Target and its Subsidiaries, on the other hand, such costs shall be allocated on a fair and reasonable basis).

                  "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

                  "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition,
(i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

                  "Specified Change of Control": a "Change of Control" (or any other defined term having a similar purpose) as defined in the Notes Indentures, the Additional Senior Subordinated Debt Documents or the Additional Senior Unsecured Debt Documents.

                  "Specified Hedge Agreement": any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Person who is an Agent or Lender or any affiliate thereof at the time such Hedge Agreement is entered into, as counterparty and (b) that has been designated by such Agent or Lender, as the case may be, and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Agent, Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

                  "Standard Securitization Undertakings": representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any Subsidiary which the Borrower has determined in good faith to be customary in a Securitization, including those relating to the servicing of the assets of a Securitization Vehicle.

                  "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

                  "Subsidiary Guarantor": each Subsidiary of the Borrower other than any (a) Foreign Subsidiary or (b) Securitization Vehicle.

                  "Supermajority Lenders": at any time, the holders of more than 66 2/3% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

                  "Swingline Commitment": the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 3.3 in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.

                  "Swingline Lender": Deutsche Bank Trust Company Americas, in its capacity as the lender of Swingline Loans.

                  "Swingline Loans": as defined in Section 3.3(a).

                  "Swingline Participation Amount": as defined in Section
3.4(c).

                  "Syndication Agent": as defined in the preamble to this Agreement.

                  "Target": as defined in the recitals to this Agreement. Prior to the consummation of the Merger, "Target" shall mean Dex Media, Inc., and after the consummation of the Merger, "Target" shall mean Merger Sub.

                  "Term Lenders": the collective reference to the Tranche A-2 Term Lenders, the Tranche A-3 Term Lenders, the Tranche D Term Lenders and the Tranche D-1 Term Lenders.

                  "Term Loans": the collective reference to the Tranche A-2 Term Loans, the Tranche A-3 Term Loans, the Tranche D Term Loans and the Tranche D-1 Term Loans.

                  "Third Party Interests": with respect to any Securitization, notes, bonds or other debt instruments, beneficial interests in a trust, undivided ownership interests in receivables or other securities issued for cash consideration by the relevant Securitization Vehicle to banks, financing conduits, investors or other financing sources (other than the Borrower and its Subsidiaries) the proceeds of which are used to finance, in whole or in part, the purchase by such Securitization Vehicle of Securitization Assets in a Securitization. The amount of any Third Party Interests shall be deemed to equal the aggregate principal, stated or invested amount of such Third Party Interests which are outstanding at such time.

                  "Total Revolving Commitments": at any time, the aggregate amount of the Revolving Commitments then in effect.

                  "Total Revolving Extensions of Credit": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

                  "Tranche A-2 Term Lender": each Lender that holds a Tranche A-2 Term Loan.

                  "Tranche A-2 Term Loan": as defined in the recitals to this Agreement.

                  "Tranche A-2 Term Percentage": as to any Tranche A-2 Term Lender at any time, the percentage which the aggregate principal amount of such Lender's Tranche A-2 Term Loans then constitutes of the aggregate principal amount of all the Tranche A-2 Term Loans then outstanding.

                  "Tranche A-3 Term Lender": each Lender that holds a Tranche A-3 Term Loan.

                  "Tranche A-3 Term Loan": as defined in the recitals to this Agreement.

                  "Tranche A-3 Term Percentage": as to any Tranche A-3 Lender at any time, the percentage which the aggregate principal amount of such Lender's Tranche A-3 Term Loans then outstanding constitutes the aggregate principal amount of all the Tranche A-3 Term Loans then outstanding.

                  "Tranche C Term Loans": as defined in Section 4.16.

                  "Tranche C Term Loan Request": as defined in Section 4.16.

                  "Tranche D Maturity Date": June 30, 2011.

                  "Tranche D Prepayment Amount": as defined in Section 4.2(h).

                  "Tranche D Term Lender": each Lender that holds a Tranche D Term Loan.

                  "Tranche D Term Loan": as defined in the recitals to this Agreement.

                   "Tranche D Term Percentage": as to any Tranche D Lender at any time, the percentage which the aggregate principal amount of such Lender's Tranche D Term Loans then outstanding constitutes of the aggregate principal amount of all the Tranche D Term Loans then outstanding.

                  "Tranche D-1 Term Commitment": as to any Lender, the obligation of such Lender, if any, to make a Tranche D-1 Term Loan to the Borrower in a principal amount not to exceed the amount set forth in its Addendum opposite the heading "Amount of Tranche D-1 Term Loan". The original aggregate amount of the Tranche D-1 Term Commitments is $350,000,000.

                  "Tranche D-1 Term Lender": each Lender that holds a Tranche D-1 Term Loan or has a Tranche D-1 Term Commitment.

                  "Tranche D-1 Term Loan Availability Period": the period from and including the Closing Date to and including January 6, 2006.

                  "Tranche D-1 Term Loans": as defined in the recitals to this Agreement.

                  "Tranche D-1 Term Percentage": as to any Tranche D-1 Term Lender at any time, the percentage which the aggregate principal amount of such Lender's Tranche D-1 Term Loans then outstanding constitutes of the aggregate principal amount of all the Tranche D-1 Term Loans then outstanding (or, at any time prior to the making of the Tranche D-1 Term Loans, the percentage which the amount of such Lender's Tranche D-1 Term Commitment then in effect constitutes of the aggregate amount of all the Tranche D-1 Term Commitments then in effect).

                  "Transaction": as defined in the recitals to this Agreement.

                  "Transferee": any Assignee or Participant.

                  "Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

                  "United States": the United States of America.

                  "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

                  "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

                  1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

                  (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (iii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), and (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

                  (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                 SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS

                  2.1. Term Loans and Tranche D-1 Term Commitments. Subject to the terms and conditions hereof, (a) each Tranche A-2 Term Lender, Tranche A-3 Term Lender and Tranche D Term Lender severally agrees to continue the outstanding Tranche A-2 Term Loans, Tranche A-3 Term Loans and Tranche D Term Loans, respectively, made by it under the Existing Credit Agreement (which Loans shall remain subject to the same Interest Period applicable to them immediately prior to the Closing Date), and (b) each Tranche D-1 Term Lender agrees to make a Tranche D-1 Term Loan to the Borrower on not more than one date during the Tranche D-1 Term Loan Availability Period in an aggregate principal amount not to exceed its Tranche D-1 Commitment. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2, 2.3 and 4.3.

                  2.2. Procedure for Tranche D-1 Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (i) 12:00 Noon, New York City time, one Business Day prior to the date of the proposed Borrowing in the event the Tranche D-1 Term Loans requested to be made on such date shall be Base Rate Loans or (ii) 11:00 A.M., New York City time, three Business Days prior to the date of the proposed Borrowing in the event the Tranche D-1 Term Loans requested to be made on such date shall be Eurodollar Loans) requesting that the Tranche D-1 Term Lenders make the Tranche D-1 Term Loans on the date of the proposed Borrowing and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche D-1 Term Lender thereof. Not later than 12:00 Noon, New York City time, on the date of the proposed Borrowing, each Tranche D-1 Term Lender having a commitment to make a Tranche D-1 Term Loan shall make available to the Administrative Agent, an amount in immediately available funds equal to the Tranche D-1 Term Loan requested to be made by such Tranche D-1 Term Lender on such date. The Administrative Agent shall credit the account of the Borrower on the books of the Funding Office of the Administrative Agent with the aggregate of the amounts of Tranche D-1 Term Loans made available to the Administrative Agent by the Tranche D-1 Term Lenders.

                  2.3. [Reserved].

                  2.4. Repayment of Term Loans. (a) The Tranche A-2 Term Loans of each Tranche A-2 Lender shall mature in 17 consecutive quarterly installments, commencing on December 31, 2005. The Borrower shall repay the Tranche A-2 Term Loans on each date set forth below in an amount equal to the percentage of the aggregate principal amount of Tranche A-2 Term Loans continued on the Closing Date set forth opposite such date:

   Installment                       Percentage of Principal Amount
   -----------                       ------------------------------
December 31, 2005                              4.76190%
March 31, 2006                                 4.76190%
June 30, 2006                                  4.76190%
September 30, 2006                             4.76190%
December 31, 2006                              4.76190%
March 31, 2007                                 4.76190%
June 30, 2007                                  4.76190%
September 30, 2007                             4.76190%
December 31, 2007                              4.76190%
March 31, 2008                                 4.76190%
June 30, 2008                                  4.76190%
September 30, 2008                             5.95238%
December 31, 2008                              5.95238%
March 31, 2009                                 5.95238%
June 30, 2009                                  5.95238%
September 30, 2009                            11.90476%
December 31, 2009                             11.90476%

                  (b) The Tranche A-3 Term Loan of each Tranche A-3 Lender shall mature in 17 consecutive quarterly installments, commencing on December 31, 2005. The Borrower shall repay the Tranche A-3 Term Loans on each date set forth below in an amount equal to the percentage of the aggregate principal amount of Tranche A-3 Term Loans continued on the Closing Date set forth opposite such date:

   Installment                       Percentage of Principal Amount
   -----------                       ------------------------------
December 31, 2005                              4.59770%
March 31, 2006                                 4.59770%
June 30, 2006                                  4.59770%

   Installment                       Percentage of Principal Amount
   -----------                       ------------------------------
September 30, 2006                             4.59770%
December 31, 2006                              4.59770%
March 31, 2007                                 4.59770%
June 30, 2007                                  4.59770%
September 30, 2007                             4.59770%
December 31, 2007                              4.59770%
March 31, 2008                                 4.59770%
June 30, 2008                                  4.59770%
September 30, 2008                             5.74713%
December 31, 2008                              5.74713%
March 31, 2009                                 5.74713%
June 30, 2009                                  5.74713%
September 30, 2009                            11.49425%
December 31, 2009                             14.94253%

                  (c) The Tranche D Term Loan of each Tranche D Lender shall mature in 23 consecutive quarterly installments, commencing on December 31, 2005. The Borrower shall repay the Tranche D Term Loans on each date set forth below in an amount equal to the percentage of the aggregate principal amount of Tranche D Term Loans continued on the Closing Date set forth opposite such date:

   Installment                   Percentage of Principal Amount
   -----------                   ------------------------------
December 31, 2005                          0.25253%
March 31, 2006                             0.25253%
June 30, 2006                              0.25253%
September 30, 2006                         0.25253%
December 31, 2006                          0.25253%
March 31, 2007                             0.25253%
June 30, 2007                              0.25253%
September 30, 2007                         0.25253%
December 31, 2007                          0.25253%
March 31, 2008                             0.25253%
June 30, 2008                              0.25253%
September 30, 2008                         0.25253%
December 31, 2008                          0.25253%
March 31, 2009                             0.25253%
June 30, 2009                              0.25253%
September 30, 2009                         0.25253%
December 31, 2009                          0.25253%
March 31, 2010                            15.15152%
June 30, 2010                             15.15152%
September 30, 2010                        15.15152%
December 31, 2010                         15.15152%
March 31, 2011                            17.42424%
June 30, 2011                             17.67677%

, provided, however, that in the event there shall be more than $25,000,000 in aggregate principal amount of the Senior Unsecured Notes outstanding on June 30, 2010, the aggregate outstanding unpaid principal amount of the Tranche D Term Loans shall be due and payable on June 30, 2010.

                  (d) The Tranche D-1 Term Loan of each Tranche D-1 Lender shall mature in 22 consecutive quarterly installments, commencing on March 31, 2006. The Borrower shall repay the Tranche D-1 Term Loans on each date set forth below in an amount equal to the percentage of the aggregate principal amount of Tranche D-1 Term Loans made during the Tranche D-1 Term Loan Availability Period set forth opposite such date:

   Installment                     Percentage of Principal Amount
   -----------                     ------------------------------
March 31, 2006                                0.25253%
June 30, 2006                                 0.25253%
September 30, 2006                            0.25253%
December 31, 2006                             0.25253%
March 31, 2007                                0.25253%
June 30, 2007                                 0.25253%
September 30, 2007                            0.25253%
December 31, 2007                             0.25253%
March 31, 2008                                0.25253%
June 30, 2008                                 0.25253%
September 30, 2008                            0.25253%
December 31, 2008                             0.25253%
March 31, 2009                                0.25253%
June 30, 2009                                 0.25253%
September 30, 2009                            0.25253%
December 31, 2009                             0.25253%
March 31, 2010                               15.15152%
June 30, 2010                                15.15152%
September 30, 2010                           15.15152%
December 31, 2010                            15.15152%
March 31, 2011                               17.55051%
June 30, 2011                                17.80303%

, provided, however, that in the event there shall be more than $25,000,000 in aggregate principal amount of the Senior Unsecured Notes outstanding on June 30, 2010, the aggregate outstanding unpaid principal amount of the Tranche D-1 Term Loans shall be due and payable on June 30, 2010.

              SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

                  3.1. Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans ("Revolving Loans") to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender's Revolving Commitment. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.

                  (b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

                  (c) On the Closing Date, the Revolving Loans outstanding under the Existing Credit Agreement, as amended and restated hereby, shall be continued hereunder.

                  3.2. Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 3.4. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

                  3.3. Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans ("Swingline Loans") to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender's other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.

                  (b) The Borrower shall repay all outstanding Swingline Loans on the Revolving Termination Date.

                  3.4. Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a)Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by such Swingline Lender not later than 12 Noon, New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 4:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loans to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loans available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

                  (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day's notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender's Revolving Percentage of the aggregate amount of the Swingline Loans (the "Refunded Swingline Loans") outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

                  (c) If, prior to the time a Revolving Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in
Section 9(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 3.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the "Refunding Date"), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the "Swingline Participation Amount") equal to (i) such Revolving Lenders' Revolving Percentage times (ii) the sum of the aggregate principal amount of relevant Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

                  (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender's Swingline Participation Amount in respect of Swingline Loans made by the Swingline Lender, the Swingline Lender receives any payment on account of such Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all such Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

                  (e) Each Revolving Lender's obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

                  3.5. Commitment and Other Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

                  (b) The Borrower agrees to pay to the Agents and the Lead Arrangers the fees in the amounts and on the dates previously agreed to in writing by the Borrower, the Agents and the Lead Arrangers.

                  3.6. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

                  3.7. L/C Commitment. (a)Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.10(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit after the day that is 30 days before the Revolving Termination Date; provided, further, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (x) the L/C Obligations would exceed the L/C Commitment or (y) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) expire no later than the earlier of (A) the first anniversary of its date of issuance and (B)
(1) if such Letter of Credit is a standby Letter of Credit, the date that is five Business Days prior to the Revolving Termination Date, or (2) if such Letter of Credit is a commercial Letter of Credit, the date that is 30 days before the Revolving Termination Date and (iii) be payable upon presentation of sight drafts; provided, further, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

                  (b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

                  (c) On the Closing Date, the Letters of Credit outstanding under the Existing Credit Agreement, as amended and restated hereby, shall be continued hereunder. A list of such existing Letters of Credit is set forth in
Schedule 3.7.

                  3.8. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the applicable Issuing Lender at its address for notices specified herein, with a copy to the Administrative Agent, a Letter of Credit Request, accompanied by such other certificates, documents or other papers as may be requested by the Issuing Lender. Upon receipt of a Letter of Credit Request, the applicable Issuing Lender will process such request in accordance with its customary procedures and shall issue the Letter of Credit requested thereby after securing the Administrative Agent's authorization to do so (but in no event shall the applicable Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Letter of Credit Request and all such other certificates, documents and other papers and information relating thereto). Promptly after the issuance of or amendment to a standby Letter of Credit, the Issuing Lender shall notify the Administrative Agent and the Borrower, in writing, of such issuance or amendment, and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of the notice, the Administrative Agent shall promptly notify the Lenders of such issuance or amendment and, if so requested by any Lender, the Administrative Agent shall furnish such Lender with copies of the issuance or amendment. With regard to any commercial Letter of Credit, the Issuing Lender shall on the first Business Day of each week provide the Administrative Agent by facsimile with a report detailing the daily aggregate outstanding amount of such Letters of Credit issued by the Issuing Lender for the previous week.

                  3.9. Fees and Other Charges. (a)The Borrower will pay a participation fee to the Administrative Agent for the ratable benefit of the Lenders on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.25% per annum (and, in any event, no less than $500 per year) on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

                  (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

                  3.10. L/C Participations. (a)The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Percentage in the Issuing Lender's obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant's obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other

Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

                  (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is
360. If any such amount required to be paid by any L/C Participant pursuant to
Section 3.10(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

                  (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

                  3.11. Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in
(x) until the Business Day next succeeding the date of the relevant notice,
Section 4.5(b) and (y) thereafter, Section 4.5(c).

                  3.12. Obligations Absolute. The Borrower's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

                  3.13. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

                  3.14. Letter of Credit Requests. To the extent that any provision of any Letter of Credit Request or any Issuing Lender's standard form of application referred to in Section 3.8 is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

     SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

                  4.1. Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, on the date thereof, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

                  (b) Notwithstanding anything to the contrary in Section 4.1(a) or 4.8, with respect to the amount of any optional prepayment described in
Section 4.1(a) that is allocated to Tranche D Term Loans or Tranche D-1 Term Loans (such amounts, the "Optional Tranche D Prepayment Amount"), at any time when Tranche A-2 Term Loans or Tranche A-3 Term Loans remain outstanding, the Borrower will, in lieu of applying such amount to the prepayment of Tranche D Term Loans or Tranche D-1 Term Loans, as applicable, as provided in Sections 4.1(a) and 4.8, on the date specified in Section 4.1(a) for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Tranche D Term Lender and Tranche D-1 Term Lender, as applicable, a Prepayment Option Notice as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Tranche D Term Lender and Tranche D-1 Term Lender, as applicable, a Prepayment Option Notice, which shall be in the form of Exhibit G (a "Prepayment Option Notice"), and shall include an offer by the Borrower to prepay on the date (each an "Optional Prepayment Date") that is 4 Business Days after the date of the Prepayment Option Notice, the relevant Term Loans of such Lender by an amount equal to the portion of the Optional Tranche D Prepayment Amount indicated in such Lender's Prepayment Option Notice as being applicable to such Lender's Tranche D Term Loans or Tranche D-1 Term Loans, as applicable. Any Tranche D Term Lender or Tranche D-1 Term Lender which wishes to accept any or all of the prepayment applicable to its Tranche D Term Loans or Tranche D-1 Term Loans, as applicable, shall be required to execute and return the Prepayment Option Notice to the Administrative Agent no later than 5:00 P.M., New York City time, on the date that is 3 Business Days after the date of the Prepayment Option Notice. On the Optional Prepayment Date, (i) the Borrower shall pay to the relevant Tranche D Term Lenders and Tranche D-1 Term Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans in respect of which such Lenders have accepted prepayment as described above and (ii) the Tranche A-2 Term Loans and Tranche A-3 Term Loans shall be prepaid in an aggregate amount equal to the portion of the Optional Tranche D Prepayment Amount not accepted by the relevant Lenders, and such amount shall be applied to the prepayment of the Tranche A-2 Term Loans and Tranche A-3 Term Loans to the extent so required.

                  4.2. Mandatory Prepayments and Commitment Reductions. (a) If any Indebtedness shall be incurred by any Group Member (other than Excluded Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(g); provided that (i) to the extent that the Consolidated Leverage Ratio as of the date of incurrence of Indebtedness pursuant to clause (xv) of Section 8.2(a), calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness (and any required repayments hereunder), is greater than or equal to 4.0 to 1.0 but less than 5.0 to 1.0, in each case after giving effect thereto, only 75% of the Net Cash Proceeds of such Indebtedness shall be applied on the date of such incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(g) and (ii) to the extent that the Consolidated Leverage Ratio as of the date of incurrence of Indebtedness pursuant to clause (xv) of Section 8.2(a), calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness (and any required repayments hereunder), is less than 4.0 to 1.0 after giving effect thereto, no prepayment of Term Loans or reduction of Revolving Commitments shall be required pursuant to this Section.

                  (b) If any Capital Stock shall be issued or sold by any Group Member (other than issuances of Capital Stock to Holdings or any Group Member), an amount equal to 50% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or sale toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(g); provided that to the extent that the Consolidated Leverage Ratio as of the date of such issuance or sale of Capital Stock, calculated on a pro forma basis after giving effect to the such issuance or sale (and any required repayments hereunder), is less than 4.5 to 1.0 after giving effect thereto, no prepayment of Term Loans or reduction of Revolving Commitments shall be required pursuant to this Section.

                  (c) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to 100% of such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in
Section 4.2(g); provided, that (i) notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(g) and (ii) the Borrower shall use the Net Cash Proceeds of any Disposition to prepay Term Loans and reduce the Revolving Commitments as set forth in Section 4.2(g) to the extent necessary to avoid having to prepay or to offer to prepay any of the Notes, any Additional Senior Subordinated Debt or any Additional Senior Unsecured Notes.

                  (d) If, for any fiscal year of the Borrower there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(g); provided that the amount of any prepayment of Term Loans and reduction of Revolving Commitments required pursuant to this Section 4.2(d) shall be reduced by the amount of any optional prepayments of Term Loans and optional prepayments of Revolving Loans and Swingline Loans to the extent accompanying permanent optional reductions of Revolving Commitments, in each case to the extent such prepayments are made during the relevant fiscal year. Each such prepayment and commitment reduction shall be made on a date (an "Excess Cash Flow Application Date") no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in
Section 7.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

                  (e) [Reserved]

                  (f) [Reserved]

                  (g) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 4.2 shall be applied, first, to prepay the Term Loans and, second, to reduce permanently the Revolving Commitments. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 4.2 (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

                  (h) Notwithstanding anything to the contrary in Section 4.2(g) or 4.8, with respect to the amount of any mandatory prepayment described in
Section 4.2 that is allocated to Tranche D Term Loans or Tranche D-1 Term Loans (such amounts, the "Tranche D Prepayment Amount"), at any time when Tranche A-2 Term Loans or Tranche A-3 Term Loans remain outstanding, the Borrower will, in lieu of applying such amount to the prepayment of Tranche D Term Loans or Tranche D-1 Term Loans, as applicable, as provided in paragraph (g) above, on the date specified in Section 4.2 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Tranche D Term Lender and Tranche D-1 Term Lender, as applicable, a Prepayment Option Notice. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Tranche D Term Lender and Tranche D-1 Term Lender, as applicable, a Prepayment Option Notice and shall include an offer by the Borrower to prepay on the date (each a "Mandatory Prepayment Date") that is 4 Business Days after the date of the Prepayment Option Notice, the relevant Term Loans of such Lender by an amount equal to the portion of the Tranche D Prepayment Amount indicated in such Lender's Prepayment Option Notice as being applicable to such Lender's Tranche D Term Loans or Tranche D-1 Term Loans, as applicable.

Any Tranche D Term Lender or Tranche D-1 Term Lender which wishes to accept any or all of the prepayment applicable to its Tranche D Term Loans or Tranche D-1 Term Loans, as applicable, shall be required to execute and return the Prepayment Option Notice to the Administrative Agent no later than 5:00 P.M., New York City time, on the date that is 3 Business Days after the date of the Prepayment Option Notice. On the Mandatory Prepayment Date, (i) the Borrower shall pay to the relevant Tranche D Term Lenders and Tranche D-1 Term Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans in respect of which such Lenders have accepted prepayment as described above, (ii) the Tranche A-2 Term Loans and Tranche A-3 Term Loans shall be prepaid in an aggregate amount equal to the portion of the Tranche D Prepayment Amount not accepted by the relevant Lenders, and such amount shall be applied to the prepayment of the Tranche A-2 Term Loans and Tranche A-3 Term Loans to the extent so required.

                  4.3. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

                  (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in
Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

                  4.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 30 Eurodollar Tranches shall be outstanding at any one time.

                  4.5. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

                  (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

                  (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2%, and
(ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

                  (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

                  4.6. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

                  (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).

                  4.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                  (a) the Administrative Agent shall have determined (which
            determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                  (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate

Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

            4.8. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment or participation fees and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche A-2 Term Percentages, Tranche A-3 Term Percentages, Tranche D Term Percentages, Tranche D-1 Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

            (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders (except as otherwise provided in Sections 4.1(b) and 4.2(h)). The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Tranche A-2 Term Loans, Tranche A-3 Term Loans, Tranche D Term Loans and Tranche D-1 Term Loans, as the case may be, pro rata based upon the then remaining principal amount thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

            (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

            (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

            (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

            (f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

            4.9. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                  (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.10 and changes in the rate of tax on the overall net income of such Lender);

                  (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                  (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower in writing (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled, which notice shall set forth in reasonable detail the basis for the calculation of such amounts.

            (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation on an after-tax basis for such reduction.

            (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            4.10. Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

            (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible after payment thereof the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

            (d) Each Lender (or Transferee) that is not a "U.S. Person" as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

            (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

            (f) If any Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

            (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            4.11. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of

(a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).

            4.13. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to
Section 4.9 or 4.10(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution or (c) does not consent to any amendment to the Loan Documents which is otherwise approved by the Required Lenders; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a),
(iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under
Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto,
(vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of
Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

            4.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

            (b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Promissory Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

            (c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

            (d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Loans or Swingline Loans, as the case may be, of such Lender, substantially in the forms of Exhibit I-1, I-2 or I-3, respectively, with appropriate insertions as to date and principal amount.

            4.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

            4.16. Tranche C Term Loans. (a) In accordance with the provisions of this Section 4.16, the Borrower may, at its option, at any time during the term of this Agreement, request in writing that the Facilities be increased by up to $400,000,000; provided that (i) no Default or Event of Default shall exist at the time of or after giving effect to such increase and the use of proceeds thereof, (ii) immediately after giving effect to the incurrence of such Indebtedness, the Borrower shall be in compliance with the covenants set forth in Section 8.1 opposite the period in which the date of the relevant Indebtedness Measurement Date falls (and, for purposes of determining such compliance, "Consolidated EBITDA" and the "Consolidated Interest Coverage Ratio" shall each be as in effect on the last day of the fiscal quarter most recently ended on or prior to such Indebtedness Measurement Date and adjusted to give effect to the proposed incurrence of Indebtedness and the uses of the proceeds thereof as if such Indebtedness had been incurred and other relevant transactions had occurred on the first day of the relevant period for testing compliance and "Consolidated Total Debt" and "Consolidated Senior Secured Debt" shall be as in effect on such Indebtedness Measurement Date and assuming the proposed Indebtedness had been incurred), (iii) the increase to the Facilities shall be a single new tranche of term loans (the "Tranche C Term Loans" ) which may be borrowed in up to three separate fundings (subject to a minimum amount for any such funding of $100,000,000) and which, except as otherwise specifically provided in this Section, shall have the same terms and conditions as the Tranche D Term Loans, shall be entitled to share pari passu with the Term Loans in all optional and mandatory prepayments under Section 4.2, shall have the same rights under Sections 4.1(b) and 4.2(h) as the Tranche D Term Loans, shall be secured under the Security Documents on a pari passu basis with all of the other Obligations, shall be entitled to all of the other benefits of this Agreement and the other Loan Documents as if such Tranche C Term Loans were Loans or Term Loans, as applicable, and shall be considered a new Facility.

            (b) The Applicable Margin for Tranche C Term Loans and the amortization and maturity thereof shall be as agreed upon by the Borrower, the Administrative Agent and each Lender providing such Tranche C Term Loans; provided that any such Tranche C Term Loans shall not amortize (on a percentage basis) any faster than the Tranche D Term Loans and shall not mature prior to the Tranche D Maturity Date. Any request for Tranche C Term Loans (a "Tranche C Term Loan Request") shall be submitted by the Borrower to the Lenders through the Administrative Agent not less than 10 days prior to the proposed borrowing date, specify the proposed borrowing date, and amount of such borrowing and shall be accompanied by (i) a certificate of a Responsible Officer of the Borrower stating that no Default or Event of Default exists as of the date of the request or will result from the requested borrowing, (ii) a written consent to the increase in the amount of the Loans outstanding hereunder executed by the Guarantors and (iii) such information as the Administrative Agent may reasonably request. The Borrower may not pay any fees to those Lenders which agree to provide Tranche C Term Loans (other than fees payable under this Agreement). The consent of the Lenders parties to this Agreement at the time of such increase shall not be required for any such borrowing of Tranche C Term Loans pursuant to this Section.

            (c) Each Lender shall have the option to approve a Tranche C Term Loan Request in its sole and absolute discretion. The failure to approve such a request by any number of Lenders shall not affect the Borrower's right to borrow Tranche C Term Loans pursuant to this Section. Notwithstanding any other provision hereof, no Lender which fails to approve a Tranche C Term Loan Request shall be (i) subject to removal as a Lender as a result of such failure to approve, (ii) obligated to lend any Tranche C Term Loan or (iii) as a result of such failure to approve, deemed to be in default in any respect hereunder.

            (d) In responding to any Tranche C Term Loan Request under this Section, each Lender that is willing to make such Tranche C Term Loans shall specify the maximum amount of Tranche C Term Loans that it is willing to make. The borrowing of any Tranche C Term Loans shall be contingent upon (i) execution and delivery by the Administrative Agent and the Borrower of documentation satisfactory to the Administrative Agent relating to such Tranche C Term Loans,
(ii) execution and delivery by each Lender providing Tranche C Term Loans of documentation satisfactory to the Borrower and the Administrative Agent, (iii) execution and delivery by the Borrower (and, if applicable, Holdings and its Subsidiaries) of such amendments to the Security Documents (including amendments to the Mortgages) or such other documents as the Administrative Agent reasonably deems necessary or desirable to reflect the making of the Tranche C Term Loans, and (iv) receipt by the Administrative Agent of such corporate resolutions and officer's certificates of the Loan Parties and legal opinions of counsel to the Loan Parties as the Administrative Agent shall reasonably request with respect thereto, in each case, in form and substance reasonably satisfactory to the Administrative Agent. In the case of any such documentation executed by any Person that was not theretofore a Lender, upon the making of its Tranche C Term Loans, such Person shall be a party hereto and a Lender hereunder.

            (e) If the aggregate principal amount committed to by the approving Lenders is less than the amount requested, the Borrower may (i) withdraw its request for Tranche C Term Loans in its entirety, (ii) accept the offered amounts, (iii) designate one or more additional banks, financial institutions or other entities which are reasonably acceptable to the Administrative Agent as additional Lenders hereunder in accordance with clause (f) of this Section (each, a "New Lender"), which New Lenders may commit to the amount of the Tranche C Term Loans that has not been committed to by the approving Lenders, or
(iv) request the consenting Lenders to commit to the amount of such request not previously committed to by the approving Lenders.

            (f) Each New Lender designated by the Borrower shall become an additional party hereto as a Lender concurrently with the making of the Tranche C Term Loans and the documentation pursuant to which the Tranche C Term Loans are made shall, in any event, contain the representations, warranties, indemnities and other protections afforded to the Administrative Agent and the other Lenders which would be granted or made by an Assignee under Section 11.6 by means of the execution of an Assignment and Acceptance.

                   SECTION 5. REPRESENTATIONS AND WARRANTIES

            To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of the Borrower and, solely for purposes of Sections 5.1, 5.3, 5.4, 5.5, 5.6(a), 5.10, 5.13 and 5.17, Holdings, hereby represents and warrants to each Agent and each Lender that:

            5.1. Financial Condition. The audited consolidated balance sheets of Holdings as of December 31, 2002, December 31, 2003 and December 31, 2004 and the related consolidated statements of operations and of cash flows for the fiscal years ended on such dates, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP, present fairly the consolidated financial condition of Holdings as of such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Holdings as of September 30, 2005, and the related unaudited consolidated statements of operations, cash flows and changes in shareholders equity for the nine months then ended, present fairly the consolidated financial condition of Holdings as of such date, and the consolidated statements of operations and of cash flows for the six months then ended (subject to normal year-end audit adjustments). All such consolidated financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Neither Holdings nor any Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in the preceding sentence (it being understood that with respect to Guarantee Obligations, the underlying debt is so reflected). During the period from December 31, 2004 to and including the date hereof there has been no Disposition by Holdings or any of its Subsidiaries of any material part of its business or property.

            5.2. No Change. Since December 31, 2004, there has been no development, circumstance or event that has had or could reasonably be expected to have a Material Adverse Effect.

            5.3. Corporate Existence; Compliance with Law. Each of Holdings and each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, in each case with respect to clauses (c) and (d), except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            5.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

            5.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of Holdings or any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to Holdings, the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

            5.6. Litigation. Except as set forth on Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against Holdings or any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) in the case of any Group Member only, that could reasonably be expected to have a Material Adverse Effect.

            5.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

            5.8. Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 8.3.

            5.9. Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim that could reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person, except to the extent the same could not reasonably be expected to have a Material Adverse Effect.

            5.10. Taxes. Each of Holdings and each Group Member has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

            5.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

            5.12. ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

            5.13. Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is a "holding company", or a company "controlled" by a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

            5.14. Subsidiaries and Joint Ventures. As of the Closing Date, (i)
Schedule 5.14 sets forth the name and jurisdiction of incorporation of each Subsidiary and each partnership or joint venture to which the Borrower is a party or in which the Borrower has an economic interest on the Closing Date and, as to each such Subsidiary and each such partnership or joint venture, as the case may be, the percentage of each class of Capital Stock (or other economic interest) owned by any Loan Party and (ii) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

            5.15. Use of Proceeds. The proceeds of the Tranche D-1 Term Loans shall be used to finance the Notes Repurchase and pay related fees and expenses in connection therewith and for general corporate purposes; provided that no more than $8,000,000 of such proceeds may be used for general corporate purposes. The proceeds of the Revolving Loans shall be used, together with the proceeds of the Swingline Loans and the Letters of Credit, for general corporate purposes. The proceeds of any Tranche C Term Loans shall be used (i) to finance Permitted Acquisitions and to pay related fees and expenses, (ii) to finance the redemption, repurchase or prepayment of Indebtedness permitted under Section 8.9(a)(v) or (iii) to finance Restricted Payments permitted under Section 8.6 with the proceeds thereof.

            5.16. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

            (a) the facilities and properties owned, leased or operated by any Group Member (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

            (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the "Business"), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

            (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

            (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

            (e) there has been no Release or threat of Release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

            (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Business; and

            (g) no Group Member has assumed any liability of any other Person under Environmental Laws.

            5.17. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. On the date hereof, there is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

            5.18. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the pledged stock described in the Guarantee and Collateral Agreement, the delivery to, and continuing possession by, the Collateral Agent of stock certificates representing such pledged stock, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, the financing statements on file (or to be filed) in the offices specified on Schedule 5.18(a), create (or, when filed, will create) a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 8.3).

            (b) Each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and the Mortgages on file in the offices specified on Schedule 5.18(b) create a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person. Schedule 1.1 lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any of its Subsidiaries.

            5.19. Solvency. The Borrower and its Subsidiaries, taken as a whole, are, and after giving effect to the incurrence of all Indebtedness hereunder will be and will continue to be, Solvent.

            5.20. Senior Debt. The Obligations constitute "Senior Debt" and "Designated Senior Debt" of the Borrower and each Subsidiary Guarantor under and as defined in the Senior Subordinated Notes Indenture. The Obligations constitute "Senior Debt" (or its equivalent) of the Borrower and each Subsidiary Guarantor party thereto (if any) under and as defined in the Additional Senior Subordinated Debt Documents (if any).

            5.21. Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

            5.22. Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Dex Media Acquisition Documentation and the Notes Indentures, including any amendments, supplements or modifications with respect to any of the foregoing.

                        SECTION 6. CONDITIONS PRECEDENT

            6.1. Conditions to Effectiveness of Agreement and Initial Extensions of Credit. The effectiveness of this Agreement and the agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit, of the following conditions precedent:

            (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, or, in the case of the Lenders, an Addendum, executed and delivered by each Agent, Holdings, the Borrower, the Required Lenders under, and as defined in, the Existing Credit Agreement and each Tranche D-1 Term Lender, (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor and
      (iii) amendments or acknowledgments to such other Security Documents as the Administrative Agent deems reasonably necessary or appropriate in order to provide the benefits thereof to the Loans and the obligations of the Loan Parties in connection therewith on the same basis as such benefits are provided to the Existing Lenders for the purpose of securing obligations outstanding under the Existing Credit Agreement.

            (b) Existing Credit Agreement. All accrued unpaid interest, fees and other amounts (other than principal) owing under the Existing Credit Agreement shall have been paid.

            (c) Lien Searches. The Administrative Agent shall have received the results of a recent Lien search in each of the jurisdictions where assets of Holdings, the Borrower and its Subsidiaries are located (within the meaning of the Uniform Commercial Code), and such search shall reveal no liens on any of the assets of Holdings, the Borrower and its Subsidiaries, except for liens permitted by Section 8.3 and Holdings Permitted Encumbrances or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

            (d) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and a long form good standing certificate for each Loan Party from its jurisdiction of organization.

            (e) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

                  (i) the legal opinion of Jones Day, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-1; and

                  (ii) the legal opinion of Robert J. Bush, Esq., general counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit F-2.

      Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

            (f) Pledged Stock; Stock Powers; Pledged Notes. To the extent not previously delivered, the Collateral Agent (or its agent) shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

            (g) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create or maintain in favor of the Collateral Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall have been filed, registered or recorded.

            (h) Solvency Certificate. The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower certifying as to the solvency of the Loan Parties (other than Holdings), taken as a whole, on the Closing Date.

            (i) Representations and Warranties. Each of the representations and warranties made by any Loan Party in Sections 5.4, 5.5 and 5.18 shall be true and correct in all material respects (it being understood that, notwithstanding anything contained herein to the contrary, no other representations and warranties shall be made on the Closing Date).

            (j) Control Agreements. To the extent not previously delivered, the Administrative Agent shall have received control agreements executed by all parties thereto with respect to each Deposit Account (as defined in the Guarantee and Collateral Agreement) or Securities Account (as defined in the Guarantee and Collateral Agreement) required to be pledged by any Loan Party to the Administrative Agent pursuant to the Guarantee and Collateral Agreement (subject to the proviso in Section 7.10(e) hereof), in each case in form and substance satisfactory to the Administrative Agent.

            6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

            (a) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

            (b) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date except to the extent such representations and warranties relate to a specified date, then as of such date.

            (c) Certificate. At the request of the Administrative Agent, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b).

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this
Section 6.2 have been satisfied.

                        SECTION 7. AFFIRMATIVE COVENANTS

            Each of the Borrower and, solely for purposes of Sections 7.3, 7.4 and 7.5, Holdings, hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each of the Borrower and, solely for purposes of Sections 7.3, 7.4 and 7.5, Holdings, shall, and the Borrower shall cause each of its Subsidiaries to:

            7.1. Financial Statements. Furnish to the Administrative Agent (with copies for each Lender):

            (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or, if earlier, on or prior to the date on which the Borrower is required to file its annual report on Form 10-K (or successor form) with the SEC), a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations, cash flows and changes in shareholders' equity for such year, setting forth in each case in comparative form the figures for the previous year on a GAAP basis, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit or other material qualification or exception, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

            (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (or, if earlier, not later than the date on which the Borrower is required to file such quarterly report on Form 10-Q (or successor form) with the SEC), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations for such quarter and the portion of the fiscal year through the end of such quarter and statements of changes in shareholders' equity and cash flows for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year on a GAAP basis, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects, shall be prepared in reasonable detail and, except as otherwise indicated above, shall be in accordance with GAAP or applicable rules and regulations of the SEC (in the case of pro forma and pro forma adjusted financial information) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

            7.2. Certificates; Other Information. Furnish to the Administrative Agent (with copies for each Lender) (or, in the case of clause (g), to the relevant Lender):

            (a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

            (b) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any material Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

            (c) as soon as available, and in any event no later than 30 days after the commencement for each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet and related consolidated statements of projected operations and cash flow as of the end of such fiscal year and the assumptions used therein), in each case with supporting commentary and discussion and in form reasonably satisfactory to the Administration Agent, and, promptly when available, any material revision of such budget (collectively, the "Projections");

            (d) if the Borrower is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of the Borrower or 90 days in the case of the last fiscal quarter of each fiscal year, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

            (e) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed material amendment, supplement, waiver or other modification with respect to the Notes Indentures;

            (f) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and

            (g) promptly, such additional financial and other information, including, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of their respective Subsidiaries, and compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may from time to time reasonably request.

            7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

            7.4. Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            7.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

            7.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

            7.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

            (a) the occurrence of any Default or Event of Default;

            (b) any (i) default or event of default under any Contractual Obligation of any Group Member which could reasonably be expected to have a Material Adverse Effect or (ii) litigation, investigation or proceeding that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

            (c) any litigation or proceeding affecting any Group Member (i) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document;

            (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

            (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

            7.8. Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where the failure to so comply, could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except where the failure to so conduct and complete such investigations, studies, sampling and testing, could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            7.9. Interest Rate Protection. In the case of the Borrower, within 90 days after the Closing Date, enter into, and thereafter maintain, such Hedge Agreements as are necessary to provide (together with any existing Hedge Agreements entered into prior to the date hereof) that at least 50% of the aggregate principal amount of all Funded Debt at such time is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

            7.10. Additional Collateral, etc. (a) With respect to any personal property acquired after the Closing Date by any Group Member (other than (w) any property described in paragraph (b), (c), (d) or (e) below, (x) any property subject to a Lien expressly permitted by Section 8.3(a)(viii), (y) property acquired by any Foreign Subsidiary and (z) any other property with respect to which a security interest cannot be perfected by filing a financing statement under the Uniform Commercial Code of the relevant state having a value which, together with the value of all such other property as to which the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, does not have a perfected Lien, does not exceed $2,500,000), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

            (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $2,500,000 acquired after the Closing Date by any Group Member (other than (x) any real property subject to a Lien expressly permitted by Section 8.3(a)(viii) and (y) real property acquired by any Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current as-built survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

            (c) With respect to any new Subsidiary (other than a Foreign Subsidiary or a Securitization Vehicle) created or acquired after the Closing Date by any Group Member, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in the Capital Stock and intercompany obligations of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock and any intercompany notes evidencing such obligations, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Administrative Agent and the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

            (d) With respect to any new Foreign Subsidiary or Securitization Vehicle created or acquired after the Closing Date by any Group Member (other than by any Group Member that is a Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in the Capital Stock and intercompany obligations of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock and any intercompany notes evidencing such obligations, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Collateral Agent's security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

            (e) From and after the Closing Date, with respect to any Deposit Account (as defined in the Guarantee and Collateral Agreement) or Securities Account (as defined in the Guarantee and Collateral Agreement) of any Group Member, cause such Group Member and the relevant securities intermediary or depository institution to enter into a control agreement in form and substance satisfactory to the Collateral Agent, provided that control agreements shall not be required with respect to Deposit Accounts and Securities Accounts having an aggregate balance of less than $1,000,000 at any one time.

            (f) Notwithstanding anything to the contrary set forth herein, any Subsidiary which guarantees the Notes, any Additional Senior Subordinated Debt or any Additional Senior Unsecured Notes shall comply with the requirements of
Section 7.10(c).

            7.11. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Collateral Agent, the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

                         SECTION 8. NEGATIVE COVENANTS

            The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall not, and the Borrower shall not permit any of its Subsidiaries to, directly or indirectly:

            8.1. Financial Condition Covenants. (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

  Fiscal Quarter                Consolidated Leverage Ratio
------------------              ---------------------------
 December 31, 2005                    5.90 to 1.0
    March 31, 2006                    5.90 to 1.0
     June 30, 2006                    5.90 to 1.0
September 30, 2006                    5.90 to 1.0
 December 31, 2006                    5.25 to 1.0
    March 31, 2007                    5.25 to 1.0
     June 30, 2007                    5.25 to 1.0
September 30, 2007                    5.25 to 1.0
 December 31, 2007                    4.50 to 1.0
    March 31, 2008                    4.50 to 1.0
     June 30, 2008                    4.50 to 1.0
September 30, 2008                    4.50 to 1.0
 December 31, 2008                    3.50 to 1.0
    March 31, 2009                    3.50 to 1.0
     June 30, 2009                    3.50 to 1.0
September 30, 2009                    3.50 to 1.0
 December 31, 2009                    3.50 to 1.0
    March 31, 2010                    3.50 to 1.0
     June 30, 2010                    3.50 to 1.0

   Fiscal Quarter               Consolidated Leverage Ratio
------------------              ---------------------------
September 30, 2010                    3.50 to 1.0
 December 31, 2010                    3.50 to 1.0
    March 31, 2011                    3.50 to 1.0
     June 30, 2011                    3.50 to 1.0

            (b) Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio at any time during any fiscal quarter set forth below to exceed the ratio set forth opposite such fiscal quarter:

                               Consolidated Senior Secured
   Fiscal Quarter                    Leverage Ratio
------------------             ---------------------------
 December 31, 2005                    4.50 to 1.0
    March 31, 2006                    4.50 to 1.0
     June 30, 2006                    4.50 to 1.0
September 30, 2006                    4.50 to 1.0
 December 31, 2006                    4.25 to 1.0
    March 31, 2007                    4.25 to 1.0
     June 30, 2007                    4.25 to 1.0
September 30, 2007                    4.25 to 1.0
 December 31, 2007                    3.50 to 1.0
    March 31, 2008                    3.50 to 1.0
     June 30, 2008                    3.50 to 1.0
September 30, 2008                    3.50 to 1.0
 December 31, 2008                    2.50 to 1.0
    March 31, 2009                    2.50 to 1.0
     June 30, 2009                    2.50 to 1.0
September 30, 2009                    2.50 to 1.0
 December 31, 2009                    2.50 to 1.0
    March 31, 2010                    2.50 to 1.0
     June 30, 2010                    2.50 to 1.0
September 30, 2010                    2.50 to 1.0
 December 31, 2010                    2.50 to 1.0
    March 31, 2011                    2.50 to 1.0
     June 30, 2011                    2.50 to 1.0

            (c) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

                                  Consolidated Interest
  Fiscal Quarter                     Coverage Ratio
------------------                ---------------------
 December 31, 2005                    1.75 to 1.0
    March 31, 2006                    1.75 to 1.0
     June 30, 2006                    1.75 to 1.0
September 30, 2006                    1.75 to 1.0
 December 31, 2006                    1.75 to 1.0
    March 31, 2007                    1.75 to 1.0

                                  Consolidated Interest
  Fiscal Quarter                     Coverage Ratio
------------------                ---------------------
     June 30, 2007                    1.75 to 1.0
September 30, 2007                    1.75 to 1.0
 December 31, 2007                    2.00 to 1.0
    March 31, 2008                    2.00 to 1.0
     June 30, 2008                    2.00 to 1.0
September 30, 2008                    2.00 to 1.0
 December 31, 2008                    2.25 to 1.0
    March 31, 2009                    2.25 to 1.0
     June 30, 2009                    2.25 to 1.0
September 30, 2009                    2.25 to 1.0
 December 31, 2009                    2.50 to 1.0
    March 31, 2010                    2.50 to 1.0
     June 30, 2010                    2.50 to 1.0
September 30, 2010                    2.50 to 1.0
 December 31, 2010                    2.50 to 1.0
    March 31, 2011                    2.50 to 1.0
     June 30, 2011                    2.50 to 1.0

            8.2. Indebtedness. (a) Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

                  (i) Indebtedness of any Loan Party pursuant to any Loan
            Document;

                  (ii) Indebtedness (A) of the Borrower to any Subsidiary, (B)
            of any Subsidiary Guarantor to the Borrower or any other Subsidiary,
            (C) of any Foreign Subsidiary to any Foreign Subsidiary and (D) subject to Section 8.8(f), of any Foreign Subsidiary to the Borrower or any Subsidiary Guarantor;

                  (iii) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower, any Subsidiary Guarantor and, subject to Section 8.8(f), of any Foreign Subsidiary;

                  (iv) Indebtedness outstanding on the Original Closing Date and listed on Schedule 8.2(a)(iv) and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity of, or increasing the principal amount thereof or decreasing weighted average life thereof);

                  (v) Indebtedness (including, without limitation, Capital Lease
            Obligations) to finance the acquisition, construction or improvement of fixed or capital assets secured by Liens permitted by Section 8.3(a)(viii) in an aggregate principal amount not to exceed $45,000,000 at any one time outstanding;

                  (vi) Indebtedness of the Borrower in respect of the Notes in an aggregate principal amount not to exceed $925,000,000 and Guarantee Obligations of any Subsidiary Guarantor in respect of the Notes, provided that the Guarantee Obligations in respect of the Senior Subordinated Notes are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes;

                  (vii) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

                  (viii) Indebtedness of the Borrower incurred to finance the cash consideration for Permitted Acquisitions that are permitted by
            Section 8.8(m) so long as (v) such Indebtedness is subordinated to the Indebtedness created under the Loan Documents in a manner substantially equivalent to the subordination of the Senior Subordinated Notes, (w) the terms of such Indebtedness are no more restrictive than the terms applicable to the Loans, (x) the final maturity of such Indebtedness is no earlier than the final maturity of the Loans, (y) such Indebtedness shall not require any payments of principal thereof prior to the final maturity of the Loans and
            (z) the aggregate principal amount of such Indebtedness shall not exceed $50,000,000; provided that, immediately after giving effect to the incurrence of such Indebtedness, the Borrower shall be in compliance with the ratios set forth in Section 8.1 opposite the period in which the date of the proposed incurring of such Indebtedness falls (the "Indebtedness Measurement Date") (and, for purposes of determining such compliance, the "Consolidated EBITDA" and the "Consolidated Interest Coverage Ratio" shall each be as in effect on the last day of the fiscal quarter most recently ended on or prior to such Indebtedness Measurement Date and adjusted to give effect to the proposed incurrence of Indebtedness and the uses of the proceeds thereof as if such Indebtedness had been incurred and such acquisition had occurred on the first day of the relevant period for testing compliance and "Consolidated Total Debt" and "Consolidated Senior Secured Debt" shall be as in effect on such Indebtedness Measurement Date and assuming the proposed Indebtedness had been incurred);

                  (ix) Hedge Agreements permitted under Section 8.12;

                  (x) [Reserved];

                  (xi) Guarantee Obligations of the Borrower or any of its
            Subsidiaries with respect to borrowings by employees in connection with the purchase of Capital Stock of Holdings by employees of Holdings or any of its Subsidiaries; provided that the aggregate outstanding amount of such Guarantee Obligations, together with the aggregate outstanding principal amount of loans and advances pursuant to Section 8.8(i) shall not exceed $2,500,000;

                  (xii) Indebtedness of the Borrower or any of its Subsidiaries
            in the ordinary course of business in respect of netting services, overdraft protection and other services in connection with deposit accounts; provided that the aggregate amount of such Indebtedness shall not exceed $5,000,000 at any time;

                  (xiii) Indebtedness of the Borrower or any of its Subsidiaries
            in connection with surety, performance, appeal or similar bonds, completion guarantees or similar instruments (other than letters of credit) issued in the ordinary course of business and with respect to obligations other than Indebtedness, including any such instruments pursuant to self-insurance and workers' compensation programs;

                  (xiv) Indebtedness of the Borrower or any of its Subsidiaries
            arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of incurrence of such Indebtedness;

                  (xv) Additional Senior Subordinated Debt or Additional Senior
            Unsecured Notes, so long as the Borrower and its Subsidiaries are in compliance, on a pro forma basis after giving effect to the incurrence of such Additional Senior Subordinated Debt or Additional Senior Unsecured Notes, as the case may be, with the covenants set forth in Section 8.1 opposite the period in which the relevant Indebtedness Measurement Date falls (and, for purposes of determining such compliance, "Consolidated EBITDA" and the "Consolidated Interest Coverage Ratio" shall each be as in effect on the last day of the fiscal quarter most recently ended on or prior to such Indebtedness Measurement Date and adjusted to give effect to the proposed incurrence of Indebtedness and the uses of the proceeds thereof as if such Indebtedness had been incurred on the first day of the relevant period for testing compliance and "Consolidated Total Debt" and "Consolidated Senior Secured Debt" shall be as in effect on such Indebtedness Measurement Date and assuming the proposed Indebtedness had been incurred); provided that no Default or Event of Default shall have then occurred and be continuing or would result therefrom;

                  (xvi) additional Indebtedness of the Borrower or any of its
            Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $50,000,000 at any one time outstanding;

                  (xvii) (A) Indebtedness incurred to refinance, refund or
            replace Indebtedness outstanding under Sections 8.2(a)(v) and 8.2(a)(vii) without increasing the principal amount thereof, (B) Additional Senior Subordinated Debt incurred to refinance, refund or replace the Senior Subordinated Notes or any Indebtedness outstanding under Section 8.2(a)(viii) without increasing the principal amount thereof and (C) Indebtedness of the Borrower and the Subsidiary Guarantors incurred to refinance, refund or replace the Senior Unsecured Notes without increasing the principal amount thereof, so long as such Indebtedness constitutes either Additional Senior Subordinated Debt or Additional Senior Unsecured Notes;

                  (xviii) [Reserved]; and

                  (xix) Third Party Interests issued by Securitization Vehicles in Securitizations permitted by Section 8.5, and Indebtedness represented by such Third Party Interests and Indebtedness consisting of Standard Securitization Undertakings, provided that the aggregate amount of such Third Party Interests shall not exceed $260,000,000 at any time outstanding.

            (b) [Reserved]

            8.3. Liens. (a) Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

                  (i) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

                  (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

                  (iii) Liens arising solely by virtue of any statutory or
            common law provisions relating to bankers' Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

                  (iv) pledges or deposits in connection with workers'
            compensation, unemployment insurance and other social security legislation;

                  (v) deposits to secure the performance of bids, trade
            contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (vi) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

                  (vii) Liens in existence on the Original Closing Date listed on Schedule 8.3(a)(vii), securing Indebtedness permitted by Section 8.2(a)(iv), provided that no such Lien is spread to cover any additional property after the date hereof and that the principal amount of Indebtedness secured thereby is not increased;

                  (viii) Liens securing Indebtedness of the Borrower or any
            other Subsidiary incurred pursuant to Section 8.2(a)(v) to finance the acquisition, construction or improvement of fixed or capital assets, provided that (A) such Liens shall be created substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (C) the principal amount of Indebtedness secured thereby is not increased;

                  (ix) Liens created pursuant to the Security Documents
            (including any Liens created therein in favor of holders of the Senior Unsecured Notes as required by the Senior Unsecured Notes Indenture);

                  (x) any Lien (other than Liens permitted by paragraph (vii))
            existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that
            (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

                  (xi) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

                  (xii) Liens in favor of any Securitization Vehicle or any
            collateral agent on Securitization Assets transferred or purported to be transferred to such Securitization Vehicle in connection with Securitizations permitted by Section 8.5;

                  (xiii) any provision for the retention of title to any
            property by the vendor or transferor of such property, which property is acquired by the Borrower or a Subsidiary in a transaction entered into in the ordinary course of business of the Borrower or such Subsidiary and for which kind of transaction it is normal market practice for such retention of title provision to be included;

                  (xiv) Liens arising by means of any judgment of any court to the extent not otherwise resulting in a Default; provided that any such Lien is released within 30 days following the creation thereof; and

                  (xv) Liens not otherwise permitted by this Section so long as neither (A) the aggregate outstanding principal amount of the obligations secured thereby nor (B) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $50,000,000 at any one time.

            (b) [Reserved]

            8.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

            (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation) or, subject to Section 8.8(f), with or into any Foreign Subsidiary;

            (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor or, subject to Section 8.8(f), any Foreign Subsidiary;

            (c) any Subsidiary may merge or consolidate with any other Person to effect an Investment permitted under Section 8.8(m)(x);

            (d) any Subsidiary may merge or consolidate with any other Person to effect a Disposition permitted under Section 8.5; and

            (e) the Borrower may dispose of any or all of its assets to any Subsidiary Guarantor.

            8.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

            (a) the Disposition in the ordinary course of business of obsolete, worn out or permanently retired equipment or facilities that is no longer useful in the conduct of the business;

            (b) the sale of inventory in the ordinary course of business;

            (c) the Disposition of Permitted Investments in the ordinary course of business;

            (d) Dispositions permitted by Section 8.4(a), (b) or (e);

            (e) the sale or issuance of any Subsidiary's Capital Stock to the Borrower or any Subsidiary Guarantor;

            (f) the Disposition of the Borrower's facility at 1615 Bluff City Highway, Bristol, Tennessee;

            (g) the licensing or sublicensing of Intellectual Property in the ordinary course of business in a manner that does not materially interfere with the business of the Borrower and its Subsidiaries;

            (h) Dispositions of property by a Foreign Subsidiary to another Foreign Subsidiary;

            (i) Restricted Payments permitted by Section 8.6;

            (j) the Disposition of other property (other than Dispositions of less than all of the Capital Stock of any Subsidiary owned by the Group Members) having a fair market value not to exceed $25,000,000 in the aggregate for any fiscal year of the Borrower; provided that all Dispositions permitted by this Section 8.5(j) shall be made for fair value and at least 75% of the consideration therefor shall consist of cash or Permitted Investments;

            (k) Permitted Asset Swaps;

            (l) sales of Securitization Assets to one or more Securitization Vehicles in Securitizations; provided that (i) each such Securitization is effected on market terms as reasonably determined by the management of the Borrower, (ii) the aggregate amount of Third Party Interests in respect of all such Securitizations does not exceed $260,000,000 at any time outstanding, (iii) the proceeds to each such Securitization Vehicle from the issuance of Third Party Interests are applied substantially simultaneously with receipt thereof to the purchase from the Borrower or Subsidiaries Securitization Assets and an amount equal to 100% of the Net Cash Proceeds from each such Securitization is applied to the mandatory repayment of Term Loans in accordance with Section 4.2(c) and (iv) the Capital Stock and Sellers' Retained Interests in respect of each such Securitization Vehicle shall be pledged to the Administrative Agent under the Guarantee and Collateral Agreement; and

            (m) Dispositions to Holdings (or a Subsidiary thereof) of assets used or to be used for the provision of Shared Services.

            8.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, "Restricted Payments"), except that:

            (a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor (and, if such Subsidiary is not a Wholly Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

            (b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may pay its Allocable Share of dividends to Holdings to permit Holdings to purchase
      (i) Holdings' common stock or common stock options from present or former directors, officers or employees of Holdings or any Group Member upon the death, disability, retirement or termination of employment of such officer or employee or a change of control (under the applicable plan) and (ii) Holdings' common stock for contributions to its employee stock purchase and deferred compensation plans in the ordinary course of business, provided, that the aggregate amount of payments under this clause (b) after the Original Closing Date (net of any proceeds received by Holdings and contributed to the Borrower after the Original Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $5,000,000;

            (c) the Borrower may pay dividends to Holdings to (i)(A) pay its Allocable Share of franchise taxes and other amounts required by Holdings to maintain its corporate existence, (B) pay its Allocable Share of operating and overhead expenses of Holdings (including, without limitation, salaries and other compensation of employees, directors' fees and expenses and travel and entertainment expenses) incurred by Holdings in the ordinary course of business, (C) pay its Allocable Share of the Shared Services Payments or (D) reimburse Holdings for the payment of amounts relating to services (including, without limitation, legal, consulting, software, insurance and accounting services) provided by third parties on the Borrower's or any of its Subsidiaries' behalf, in each case under this clause (i) to the extent such costs and expenses are incurred in the ordinary course of business and do not, for all costs and expenses described in this clause (i), exceed $10,000,000 in any fiscal year or
      (ii) pay its Allocable Share of any taxes that are due and payable by Holdings as part of a consolidated group;

            (d) [Reserved];

            (e) [Reserved];

            (f) the Borrower may make Restricted Payments to Holdings to enable Holdings to pay dividends on, and any increase in the purchase price in connection with the redemption of, the Preferred Stock pursuant to Section
      2.1 of the Goldman Stock Purchase and Support Agreement, provided that (i) no Default or Event of Default shall have then occurred and be continuing or would result therefrom and (b) after giving effect thereto, on a pro forma basis, the Consolidated Senior Secured Leverage Ratio is not greater than 4.50 to 1.00;

            (g) any Foreign Subsidiary may make Restricted Payments to any other Foreign Subsidiary;

            (h) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Restricted Payments not otherwise permitted by this Section, so long as the aggregate amount of such Restricted Payments, together with all other Restricted Payments made pursuant to this Section 8.6(h) since December 6, 2004, shall not exceed at any time the sum of (i) $150,000,000 plus (ii) (x) 50% of Quarterly Excess Cash Flow with respect to each fiscal quarter of the Borrower ending on or after December 31, 2004 in which Quarterly Excess Cash Flow is greater than $0 minus (y) 100% of the absolute value of Quarterly Excess Cash Flow with respect to each fiscal quarter of the Borrower ending on or after December 31, 2004 in which Quarterly Excess Cash Flow is less than $0 (provided in no event shall this clause (ii) be deemed to be less than $0); provided that in determining Quarterly Excess Cash Flow for any fiscal quarter, the Borrower shall subtract any payments made pursuant to Section 8.6(k) with such Quarterly Excess Cash Flow;

            (i) [Reserved];

            (j) so long as no Default or Event of Default pursuant to Section 9(a) or 9(f) shall have occurred and be continuing or would result therefrom, the Borrower may from time to time pay cash dividends to Holdings in an amount not in excess of its Allocable Share of regularly scheduled cash interest payable during the next period of 30 days on outstanding Permitted Holdings Debt, provided, however, that (x) any such dividends relating to any such cash interest payment must be paid not earlier than 30 days prior to the date when such cash interest is required to be paid by Holdings and the proceeds must (except to the extent prohibited by applicable subordination provisions, if any) be applied by Holdings to the payment of such interest when due and (y) no payment of dividends may be made pursuant to this clause (j) in respect of its Allocable Share of cash interest on Permitted Holdings Debt other than Base PHD unless the Consolidated Interest Coverage Ratio (determined on a pro forma basis after giving effect to such dividend payment) for the period of four consecutive fiscal quarters most recently ended on or prior to the date of such dividend payment is not less than the greater of (A)
      2.00 to 1.00 and (B) the Consolidated Interest Coverage Ratio covenant then in effect under Section 8.1(c); provided that for purposes of this clause (j) Permitted Holdings Debt shall be deemed to include any Indebtedness of a Finance Company that, if issued by Holdings, would constitute Permitted Holdings Debt; and

            (k) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments to Holdings to enable Holdings to (i) repurchase its common stock and (ii) pay cash dividends on its common stock, in an aggregate amount for the preceding clauses (i) and (ii) during any fiscal year not to exceed, if the Consolidated Leverage Ratio (determined on a pro forma basis after giving effect to such Restricted Payment) for the period of four consecutive fiscal quarters most recently ended on or prior to the date of such Restricted Payment is (w) greater than 4.00 to 1.0, 10% of Excess Cash Flow for the previous year, (x) greater than 3.50 to
      1.0 but less than or equal to 4.00 to 1.0, 20% of Excess Cash Flow for the previous year, (y) greater than 3.00 to 1.0 but less than or equal to 3.50 to 1.0, 30% of Excess Cash Flow for the previous year and (z) less than
      3.00 to 1.0, 50% of Excess Cash Flow for the previous year; provided that in determining Excess Cash Flow for the previous year, the Borrower shall subtract any payments made pursuant to Section 8.6(h) with such Excess Cash Flow.

            8.7. Capital Expenditures. Make or commit to make any Consolidated Capital Expenditure, except (a) Consolidated Capital Expenditures of the Borrower and its Subsidiaries not exceeding $35,000,000 in any fiscal year; provided, that (i) up to 100% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Consolidated Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above and (b) Consolidated Capital Expenditures made in an amount equal to the proceeds of any Reinvestment Deferred Amount.

            8.8. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, "Investments"), except:

            (a) extensions of trade credit in the ordinary course of business;

            (b) cash and Permitted Investments;

            (c) Guarantee Obligations permitted by Section 8.2;

            (d) the SBC Acquisition Documentation and the transactions contemplated thereby;

            (e) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;

            (f) intercompany Investments by the Borrower or any Subsidiary Guarantor in any Person, that, prior to such Investment, is a Foreign Subsidiary (including, without limitation, Guarantee Obligations with respect to obligations of any such Foreign Subsidiary, loans made to any such Foreign Subsidiary and Investments resulting from mergers with or sales of assets to any such Foreign Subsidiary) in an aggregate amount (valued at cost) not to exceed $5,000,000 during the term of this Agreement;

            (g) Investments consisting of Sellers' Retained Interests in Securitizations permitted by Section 8.5;

            (h) [Reserved];

            (i) loans and advances to employees of the Borrower or any of its Subsidiaries in the ordinary course of business; provided that the aggregate outstanding amount of such loans and advances, together with the aggregate outstanding principal amount of Guarantee Obligations pursuant to Section 8.2(a)(xi), shall not exceed $2,500,000;

            (j) stock, obligations or other securities received in settlement or good faith compromise of debts created in the ordinary course of business and owing to the Borrower or a Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

            (k) Investments in prepaid expenses and deposits in respect of workers' compensation and other similar deposits provided to third parties in the ordinary course of business, provided that the aggregate outstanding amount of such prepaid expenses and deposits shall not exceed $20,000,000 at any one time;

            (l) [Reserved];

            (m) Investments not otherwise permitted by the foregoing clauses of this Section and consisting of (x) a Permitted Acquisition, provided that
      (i) the consideration for any such Permitted Acquisition shall consist of common stock of the Borrower, cash, assumed Indebtedness or any combination thereof, and (ii) the aggregate amount of cash and assumed Indebtedness in connection with all such Permitted Acquisitions shall not exceed an amount equal to the sum of (A) $100,000,000, (B) the product of $15,000,000 (or, in the case of any fiscal quarter with respect to which the Consolidated Leverage Ratio (measured on the last day of such fiscal quarter) is less than 4.5 to 1.0, $20,000,000) times the number of fiscal quarters elapsed since July 1, 2004, (C) the amount of Permitted Acquisition Reserve Amounts at such time and (D) the cash portion of the consideration for any Permitted Acquisition which is financed with the proceeds of a Reinvestment Event to the extent permitted pursuant to Section 4.2(c), provided, further, that (I) at least seven Business Days prior to consummating any Permitted Acquisition, the Borrower shall have delivered to the Lenders a certificate of a Responsible Officer of the Borrower certifying that the conditions described in the definition of "Permitted Acquisition" have been met with respect thereto and setting forth in reasonable detail satisfactory to the Administrative Agent the calculations required to be made pursuant to clause (c) of such definition and the assumptions used by the Borrower to make such calculations; (II) in the case of Permitted Acquisitions made in reliance on clauses (a)(ii) and (a)(iii) of the definition of Permitted Acquisition Reserve Amounts, the aggregate consideration in respect of such Permitted Acquisitions made in reliance on such clauses may not exceed (measured at the time that the relevant Permitted Acquisition is consummated) $350,000,000 (or $500,000,000, to the extent that the Consolidated Leverage Ratio at such time, calculated on a pro forma basis as if such Permitted Acquisition and any Indebtedness incurred in connection therewith had been consummated or incurred, as the case may be, on the first day of the relevant period, is less than 5.0 to 1.0), and (y) Investments in joint ventures and partnerships (other than Permitted Acquisitions) organized under the laws of any jurisdiction within the United States of America and conducting substantially all of its business therein in an aggregate amount not to exceed on any date $15,000,000; and

            (n) Investments not otherwise permitted by the foregoing clauses of this Section, so long as the aggregate amount of such Investments, together with all other Investments permitted pursuant to this Section 8.8(n) since the December 6, 2002, shall not exceed the sum of (i) $50,000,000 and (ii) (1) 100% of the Net Cash Proceeds of any issuance of Capital Stock by any Group Member after December 5, 2003 (other than issuances of Capital Stock to any Group Member) which are not required to be used to prepay Term Loans or reduce Revolving Commitments pursuant to
      Section 4.2(b) minus (2) the sum of (x) the aggregate amount of Restricted Payments made pursuant to Section 8.6(e) of the Existing Credit Agreement since December 5, 2003, (y) the aggregate amount expended to redeem, repurchase or prepay Indebtedness in reliance upon Section 8.9(a)(v)(B) and (z) the aggregate amount of other Investments consummated in reliance upon clause (a)(i) of the definition of Permitted Acquisition Reserve Amounts.

            8.9. Optional Payments and Modifications of Certain Debt Instruments. (a) Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except (i) payment of Indebtedness created under the Loan Documents, (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Senior Subordinated Notes and the Additional Senior Subordinated Debt prohibited by the subordination provisions thereof, (iii) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (iv) payments on intercompany Indebtedness, (v) redemptions, repurchases or prepayments of other Indebtedness so long as the aggregate amount of cash expended in connection therewith since December 5, 2003 shall not exceed the sum of (A) the aggregate Net Cash Proceeds from borrowings of Tranche C Term Loans and issuances of Designated Additional Indebtedness after the Original Closing Date (it being understood and agreed that for the purposes of this Section 8.9(a), Designated Additional Indebtedness shall include

"Designated Additional Indebtedness" as defined in the Original Credit Agreement incurred after the Original Closing Date and prior to the Closing Date), in each case which are not used for Restricted Payments or Permitted Acquisitions made pursuant to Sections 8.6 or 8.8, respectively, (B) (1) 100% of the Net Cash Proceeds of any issuance of Capital Stock by any Group Member after December 5, 2003 (other than issuances of Capital Stock to any Group Member) which are not required to be used to prepay Term Loans or reduce Revolving Commitments pursuant to Section 4.2(b) minus (2) the sum of (x) the aggregate amount of Restricted Payments made pursuant to Section 8.6(e) of the Existing Credit Agreement since December 5, 2003, (y) the aggregate amount of Permitted Acquisitions consummated in reliance upon clause (a)(i) of the definition of Permitted Acquisition Reserve Amounts and (z) other Investments consummated pursuant to Section 8.8(n) in reliance upon such Net Cash Proceeds, (C) (1) an amount equal to the sum of the Borrower's Portion of Excess Cash Flow for each fiscal year elapsed since December 5, 2003 minus (2) the aggregate amount of Permitted Acquisitions consummated in reliance upon clause (a)(iv) of the definition of Permitted Acquisition Reserve Amounts and (D) the Excess Funded Amount, (vi) refinancings, refundings or replacements of Indebtedness permitted under Section 8.2(a)(iv), (v) and (vii), and (vii) the Notes Repurchase and the Notes Call;

            (a) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Notes, the Additional Senior Subordinated Debt or the Additional Senior Unsecured Notes, other than the Notes Repurchase and other than any such amendment, modification, waiver or other change that (i) would extend the maturity, reduce the amount of any payment of principal thereof, reduce the rate or extend any date for payment of interest thereon or would change the covenants therein in a manner not materially more restrictive to the Borrower and its Subsidiaries and (ii) does not involve the payment of a consent fee;

            (b) [Reserved]; or

            (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as "Designated Senior Debt" (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Notes Indenture and any Additional Senior Subordinated Debt Documents.

            8.10. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise not prohibited by this Agreement, and (b) upon fair and reasonable terms no less favorable to the relevant Group Member, taken as a whole, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate; provided that this Section 8.10 shall not prohibit or require the Borrower to modify (i) any Restricted Payment permitted under Section 8.6, (ii) any sale of Securitization Assets to Securitization Vehicles and other transactions effected as part of Securitizations permitted by Section 8.5, (iii) the provision of Shared Services or (iv) transactions between the Target and/or its Subsidiaries, on the one hand, and the Borrower and/or its Subsidiaries, on the other hand, for which the reimbursement or consideration represents an allocation on a fair and reasonable basis to such Person, provided that, such allocation represents an amount no less than cost.

            8.11. Sales and Leasebacks. Enter into any arrangement with any Person (other than a Wholly Owned Subsidiary Guarantor) providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, except to the extent permitted by Section 8.2(a)(v).

            8.12. Hedge Agreements. Enter into any Hedge Agreement, except (a) the Hedge Agreements contemplated by Section 7.9, (b) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock or the Notes, any Additional Senior Subordinated Debt or any Additional Senior Unsecured Notes),
(c) Hedge Agreements required by any Securitization and (d) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

            8.13. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

            8.14. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, the Notes Indentures and the Additional Senior Subordinated Debt Documents or Additional Senior Unsecured Debt Documents and the Preferred Stock, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale; provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted under this Agreement, (d) any restrictions in effect on the Original Closing Date and set forth on Schedule
8.14 hereto, (e) customary provisions in leases and other contracts restricting assignment thereof in existence on the date hereof or entered into consistent with past practice, (f) customary restrictions contained in any documents relating to any Securitizations; provided such restrictions only apply to the applicable Securitization Vehicle and its assets, (g) any restrictions imposed by any agreement relating to secured Indebtedness permitted by Sections 8.2 and 8.3, so long as the restrictions under this clause (g) apply only to the collateral on which a Lien is permitted with respect thereto pursuant to Section 8.3, (h) customary restrictions contained in the documents evidencing Permitted Holdings Debt, Non-Cash Pay Holdings Debt and Non-Cash Pay Preferred Stock and
(i) restrictions contained in the Merger Agreement and customary restrictions contained in documents evidencing any Permitted Acquisition or Holdings Permitted Acquisition.

            8.15. Clauses Restricting Subsidiary Distributions. (a) Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (i) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (ii) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (iii) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (A) any restrictions imposed by law or existing under the Loan Documents, the Notes Indentures and the Additional Senior Subordinated Debt Documents or Additional Senior Unsecured Debt Documents, (B) any restrictions in effect on the Original Closing Date and set forth on Schedule 8.15 hereto, (C) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (D) customary restrictions contained in the documents evidencing Permitted Holdings Debt, Non-Cash Pay Holdings Debt and Non-Cash Pay Preferred Stock, (E) customary restrictions contained in any documents relating to any Securitizations; provided such restrictions only apply to the applicable Securitization Vehicle and its assets, (F) any restrictions imposed by any agreement relating to secured Indebtedness permitted by Sections 8.2 and 8.3, so long as the restrictions under this clause (F) apply only to the collateral on which a Lien is permitted with respect thereto pursuant to Section 8.3 and (G) restrictions contained in the

Merger Agreement and customary restrictions contained in documents evidencing any Permitted Acquisition or Holdings Permitted Acquisition.

            8.16. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date or that are reasonably related thereto.

            8.17. Commingling of Accounts. The Borrower will not, nor will it cause or permit any Subsidiary to, commingle amounts relating to Securitization Assets sold pursuant to a Securitization with cash or any other amounts of the Borrower and its Subsidiaries other than the temporary commingling of collections on and proceeds of any accounts receivable or related assets of the Borrower and its Subsidiaries, in each case as may be necessary to identify and sort such collections and proceeds.

                         SECTION 8A. HOLDINGS COVENANTS

            Holdings hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder:

            8A.1. Holdings Covenants. (a) Holdings shall not (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (u) those incidental to its ownership of the Capital Stock of the Borrower, Merger Sub, any Finance Company, any Subsidiary of Holdings or entity created or acquired in connection with a Holdings Permitted Acquisition and any Subsidiary of Holdings created to perform Shared Services and, if the Dex Media Acquisition Effective Date occurs, the Target, (v) the issuance or sale of its common stock or Non-Cash Pay Preferred Stock, (w) the incurrence of Non-Cash Pay Holdings Debt or, to the extent permitted below, Permitted Holdings Debt, (x) the ownership of Shared Services Assets and Operations and the provision of Shared Services, (y) those incidental to the Preferred Stock and the redemption thereof and (z) the performance of its obligations under the Dex Media Acquisition Documentation, including without limitation the consummation of the Dex Media Acquisition, and the transactions contemplated thereby, and in each case above including activities incidental thereto; (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations other than (u) nonconsensual obligations imposed by operation of law and other liabilities incidental to the maintenance of its existence or incurred in the ordinary course of business and other permitted activities, (v) pursuant to the Loan Documents to which it is a party and Guarantee Obligations in respect of (A) the Notes and (B) any obligations of any Finance Company prior to the assumption of such obligations by Holdings (whether by operation of law or otherwise), (w) ordinary course trade payables, employee compensation liabilities (including, without limitation, loans and advances to employees of Holdings in the ordinary course of business) and other liabilities incurred in the ordinary course in connection with the provision of Shared Services, (x) obligations with respect to its Capital Stock, Non-Cash Pay Holdings Debt and, to the extent permitted hereby, Permitted Holdings Debt, (y) Indebtedness assumed by Holdings in connection with a Holdings Permitted Acquisition and (z) Hedge Agreements entered into in the ordinary course of business; (iii) own, lease, manage or otherwise operate any properties or assets other than assets constituting Shared Services Assets and Operations, cash and Permitted Investments and Investments in the Borrower, Merger Sub, any Finance Company, any Subsidiary of Holdings or entity created or acquired in connection with a Holdings Permitted Acquisition, any Subsidiary of Holdings created to perform Shared Services and, if the Dex Media Acquisition Effective Date occurs, the Target, and the ownership of shares of Capital Stock of the Borrower, Merger Sub, any Finance Company, any Subsidiary of Holdings or entity created or acquired in connection with a Holdings Permitted Acquisition and any Subsidiary of Holdings created to perform Shared Services and, if the Dex Media Acquisition is consummated, the Target; or (iv) create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by it other than Holdings Permitted Encumbrances. Holdings shall not in any event incur or permit to exist any Indebtedness for borrowed money other than (i) Non-Cash Pay Holdings Debt, (ii) Permitted Holdings Debt and (iii) the Guarantee Obligations referred to in clause (a)(ii)(v)(B) above; provided, however, that in the case of Permitted Holdings Debt, other than Initial Base PHD, the PHD Issuance Conditions are satisfied at the time of any such issuance of Permitted Holdings Debt.

            (b) Holdings will ensure that any Shared Services Payments made by the Borrower or its Subsidiaries to Holdings (or a Subsidiary of Holdings formed for such purpose) represent only reimbursement for cash expenses actually incurred by Holdings (or such Subsidiary) (including accrued costs payable in cash by Holdings (or such Subsidiary) within the 30-day period after its receipt of a Shared Services Payment) that are directly attributable to the provision of Shared Services to the Borrower and its Subsidiaries or, if not directly attributable to such Shared Services, are not directly attributable to Shared Services provided to any other Persons and represent a fair and equitable allocation of such out-of-pocket expenses that are not so directly attributable among the Borrower and the Subsidiaries, on the one hand, and all other Persons, on the other hand, to which Holdings (or a Subsidiary of Holdings formed for such purpose) provides Shared Services. Shared Services Payments will not in any event include payments in respect of trade payables incurred in connection with the conduct of the Permitted Business of the Borrower and its Subsidiaries (including, for example, payables relating to printing costs, distribution costs, and costs of inventory, paper and other raw materials), which shall be incurred and paid directly by the Borrower and its Subsidiaries (it being understood, however, that trade payables of Holdings (or a Subsidiary of Holdings formed for such purpose) incurred in the ordinary course relating to assets included in the Shared Services Assets and Operations or the provision of Shared Services may be incurred by Holdings (or such Subsidiary) and reimbursed as Shared Services Payments in accordance herewith). Holdings (or a Subsidiary of Holdings formed for such purpose) will invoice the Borrower and its Subsidiaries for Shared Services Payments on a periodic basis, not less frequently than quarterly. Holdings (or a Subsidiary of Holdings formed for such purpose) will from time to time provide the Administrative Agent with such analyses and other information regarding Shared Services Payments, including with respect to attributions and allocations of costs and expenses to the Borrower and its Subsidiaries, as the Administrative Agent may reasonably request.

            8A.2. Amendments to Acquisition Documents. Holdings shall not amend, supplement or otherwise modify (pursuant to a waiver or otherwise) any material provision of the Merger Agreement in a manner that is material and adverse to the Lenders without the consent of JPMorgan Chase Bank, N.A., which consent shall not be unreasonably withheld or delayed.

                          SECTION 9. EVENTS OF DEFAULT

            If any of the following events shall occur and be continuing:

            (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

            (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

            (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to Holdings and the Borrower only), Section 7.7(a) or Section 8 or 8A of this Agreement or Section 5.5 or 5.7(b) of the Guarantee and Collateral Agreement shall have occurred and be continuing; or

            (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or any Lender; or

            (e) Holdings or any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable (other than the Notes Repurchase and Notes Call); provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or

            (f) (i) Holdings or any Group Member (other than any Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings or any Group Member (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings or any Group Member (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings or any Group Member (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings or any Group Member (other than any Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings or any Group Member (other than any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

            (g) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA,
      (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

            (h) one or more judgments or decrees shall be entered against Holdings or any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

            (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than in respect of Collateral which in the aggregate has a fair market value not in excess of $1,000,000); or

            (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

            (k) (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 40% (or 50%, in the case of Goldman Sachs or any "group" of which Goldman Sachs is a member) of the outstanding common stock of Holdings; (ii) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; (iii) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or
      (iv) a Specified Change of Control shall occur; or

            (l) [Reserved]; or

            (m) the Senior Subordinated Notes or Additional Senior Subordinated Debt or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Notes Indenture or the Additional Senior Subordinated Debt Documents, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or Additional Senior Subordinated Debt, as the case may be, or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes or Additional Senior Subordinated Debt, as the case may be, shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

                             SECTION 10. THE AGENTS

            10.1. Appointment. Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Each Lender hereby expressly authorizes the Administrative Agent to execute, deliver and perform the Security Documents on behalf of such Lender.

            10.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

            10.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

            10.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Promissory Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

            10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

            10.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

            10.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

            10.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

            10.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 Business Days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower

(which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

            10.10. Securitizations. Each party hereto authorizes the Administrative Agent to enter into customary intercreditor agreements in connection with Securitizations permitted under this Agreement.

            10.11. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such, and shall incur no liability, under this Agreement and the other Loan Documents.

            10.12. The Lead Arrangers. The Lead Arrangers, in their capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

                           SECTION 11. MISCELLANEOUS

            11.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time,
(a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or Supermajority Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release a substantial part of the Collateral or release a substantial part of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 4.8 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Closing Date); (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; (vii) amend, modify or waive any provision of Section 3.3 or 3.4 without the written consent of each Swingline Lender adversely affected thereby; (viii) amend or modify any provision of Section 11.6 to add any additional consent requirements necessary to effect any assignment or participation under such Section without the consent of the Supermajority Lenders; (ix) amend, modify or waive any provision of Sections 3.7 through 3.14 without the written consent of the Issuing Lender; or
(x) amend, modify or waive any provision of Section 4.1(b) or 4.2(h) without the consent of the Majority Facility Lenders in respect of the Tranche D Term Facility. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

            In addition, notwithstanding the foregoing, this Agreement may be amended at any time after December 31, 2008 with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Revolving Commitments (as defined below) to permit the refinancing of all outstanding Revolving Commitments ("Refinanced Revolving Commitments") with a replacement revolving facility hereunder ("Replacement Revolving Commitments"); provided that (a) the aggregate principal amount of such Replacement Revolving Commitments shall not exceed the aggregate principal amount of such Refinanced Revolving Commitments, (b) the Applicable Margin for such Replacement Revolving Commitments shall not be higher than the Applicable Margin for such Refinanced Revolving Commitments, (c) the final maturity of such Replacement Revolving Commitments shall not be earlier than the final maturity date of the Tranche D Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Revolving Commitments shall be substantially identical to, or less favorable to the Lenders providing such Replacement Revolving Commitments than, those applicable to such Refinanced Revolving Commitments, except to the extent that such substantially identical or less favorable terms may be extended to cover any period after the latest final maturity of the Revolving Commitments in effect immediately prior to such refinancing.

            11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

         Holdings:                          R.H. Donnelley Corporation
                                            1001 Winstead Drive
                                            Cary, North Carolina  27513
                                            Attention:  General Counsel
                                            Telecopy:  (919) 297-1518
                                            Telephone:  (919) 297-1114

         The Borrower:                      R.H. Donnelley, Inc.
                                            1001 Winstead Drive
                                            Cary, North Carolina  27513
                                            Attention:  General Counsel
                                            Telecopy:  (919) 297-1518
                                            Telephone:  (919) 297-1114

         The Administrative Agent:          Deutsche Bank Trust Company Americas
                                            60 Wall Street
                                            New York, New York  10005
                                            Attention:  Susan L. LeFevre
                                            Telecopy:  (212) 797-5692
                                            Telephone:  (212) 250-6114

provided that any notice, request or demand to or upon any Agent or the Lenders shall not be effective until received.

            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

            11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

            11.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Agent for all their out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date), and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse the Administrative Agent for all of its out-of-pocket costs and expenses incurred in connection with any amendment, supplement or modification to this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (c) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent, (d) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents, trustees, advisors and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (e), collectively, the "Indemnified Liabilities"), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Borrower at the address set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

            11.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

            (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

                  (A) the Borrower, provided that no consent of the Borrower shall be required (i) for an assignment to a Lender or a Lender Affiliate (as defined below), (ii) for an assignment by any assigning Lender of its Term Loans or (iii) if a Default or Event of Default has occurred and is continuing, for an assignment to any other Person;

                  (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or a Lender Affiliate; and

                  (C) the Issuing Lender, provided that no consent of any Issuing Lender shall be required for an assignment to a Lender or Lender Affiliate or of a Term Loan.

            (ii) Assignments shall be subject to the following additional conditions:

                  (A) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender's Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Lender Affiliates, if any;

                  (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (it being understood that only a single processing and recordation fee of $3,500 will be payable with respect to any multiple assignments by or to a Lender or a Lender Affiliate pursuant to clause
(ii)(A) above that are simultaneously consummated pursuant to a single Assignment and Assumption); and

                  (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

            For the purposes of this Section 11.6, the term "Lender Affiliate" has the following meaning:

            "Lender Affiliate" means, with respect to any Lender, (a) such Lender's parent company and/or any affiliate of such Lender that is at least 50% owned by such Lender or its parent company and (b) an Approved Fund.

            "Approved Fund" means, with respect to any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

            (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10 and 4.11 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

            (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

            (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee's completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii) of this Section and any written consent to such assignment required by paragraph
(b)(i) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

            (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i) of the proviso to the second sentence of Section 11.1 and
(2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

            (ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(d).

            (d) Nothing in this Agreement or any other Loan Document shall prevent or prohibit any Lender from pledging its Loans and Promissory Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any

Lender that is a fund may pledge all or any portion of its Loans and Promissory Notes to its trustee, to a collateral agent or to another creditor providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, or such other creditor as the case may be. No pledge pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.

            (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Promissory Notes to any Lender requiring Promissory Notes to facilitate transactions of the type described in paragraph (d) above.

            (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not, in its capacity as such, institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

            11.7. Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other relevant Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other relevant Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the relevant Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

            (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

            11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this

Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

            11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            11.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

            11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

            11.12. Submission To Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:

            (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

            (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

            (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section
      11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

            (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

            (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

            11.13. Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

            (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

            (b) no Agent or Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

            (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

            11.14. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to direct the Collateral Agent to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

            (b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent, the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

            11.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any of their respective Affiliates, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any pledgee referred to in Section 11.6(d) or to any direct or indirect counterparty to any Hedge Agreement or any securitization or derivative transaction (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority,
(e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding,
(g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding the foregoing, each Lender and its Affiliates shall have the right to (i) list the names and logos of the Borrower and Holdings, as provided by the Borrower and Holdings from time to time, and describe the transaction that is the subject to this Agreement in their marketing materials and (ii) post such information, including, without limitation, a customary "tombstone," on their website.

            11.16. WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

            11.17. Delivery of Addenda. Each Lender not a party to the Existing Credit Agreement shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender. The delivery of an Addendum by a Lender party to the Existing Credit Agreement duly executed by such Lender shall constitute consent to this Agreement.

            11.18. Termination. If the Revolving Commitments are terminated in accordance with this Agreement, and all outstanding Tranche A-2 Term Loans, Tranche A-3, Tranche D Term Loans and Tranche D-1 Term Loans have been paid in full in accordance with this Agreement, together with accrued interest thereon and all other amounts owing in respect thereof or otherwise payable hereunder, this Agreement shall terminate (except for those provisions of this Agreement that are stated to survive termination of this Agreement).

            11.19. USA Patriot Act. Each Lender hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "USA Patriot Act"), it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender to identify Holdings and the Borrower in accordance with the USA Patriot Act.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                      R.H. DONNELLEY CORPORATION

                                      By: /s/ Robert J. Bush
                                         --------------------------------------
                                       Name:  Robert J. Bush
                                       Title: Vice President, General Counsel
                                              and Corporate Secretary


                                      R.H. DONNELLEY INC.

                                      By: /s/ Robert J. Bush
                                         --------------------------------------
                                       Name:  Robert J. Bush
                                       Title: Vice President, General Counsel
                                              and Corporate Secretary


                    Signature Page to the R.H. Donnelley Inc.
                  Second Amended and Restated Credit Agreement

                                      DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                      as Administrative Agent

                                      By: /s/ Susan LeFevre
                                         --------------------------------------
                                       Name:  Susan LeFevre
                                       Title: Director


                                      By: /s/ Lana Gifas
                                         --------------------------------------
                                       Name:  Lana Gifas
                                       Title: Vice President



                    Signature Page to the R.H. Donnelley Inc.
                  Second Amended and Restated Credit Agreement

                                      JPMORGAN CHASE BANK, N.A., as Syndication
                                      Agent

                                      By: /s/ Peter B. Thauer
                                          -------------------
                                       Name: Peter B. Thauer
                                       Title: Vice President

                    Signature Page to the R.H. Donnelley Inc.
                  Second Amended and Restated Credit Agreement

                                      BEAR STEARNS CORPORATE LENDING INC.,
                                      as Co-Documentation Agent

                                      By: /s/ Victor F. Bulzacchelli
                                          --------------------------
                                       Name: Victor F. Bulzacchelli
                                       Title: Vice President

                    Signature Page to the R.H. Donnelley Inc.
                  Second Amended and Restated Credit Agreement

                                      CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
                                      as Co-Documentation Agent

                                      By: /s/ Doreen Barr
                                          ---------------
                                       Name: Doreen Barr
                                       Title: Associate

                                      By: /s/ Judith E. Smith
                                          -------------------
                                       Name: Judith E. Smith
                                       Title: Director

                    Signature Page to the R.H. Donnelley Inc.
                  Second Amended and Restated Credit Agreement

                                      GOLDMAN SACHS CREDIT PARTNERS L.P., as Co-
                                      Documentation Agent

                                      By: /s/ William Archer
                                         --------------------------------------
                                       Name:  William Archer
                                       Title: Authorized Signatory


                    Signature Page to the R.H. Donnelley Inc.
                  Second Amended and Restated Credit Agreement

                                      USB SECURITIES LLC,, as Co-
                                      Documentation Agent

                                      By: /s/ Amanda J. Montgomery
                                         --------------------------------------
                                       Name:  Amanda J. Montgomery
                                       Title: Managing Director


                                      By: /s/ Isaac Koyfman
                                         --------------------------------------
                                       Name:  Isaac Koyfman
                                       Title: Director and Counsel


                    Signature Page to the R.H. Donnelley Inc.
                  Second Amended and Restated Credit Agreement

                                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                                      as Co-Documentation Agent

                                      By: /s/ Mark L. Cook
                                         --------------------------------------
                                       Name:  Mark L. Cook
                                       Title: Director


                    Signature Page to the R.H. Donnelley Inc.
                  Second Amended and Restated Credit Agreement

                                                                         ANNEX A

              I. PRICING GRID FOR REVOLVING LOANS, SWINGLINE LOANS,
                             TRANCHE A-2 TERM LOANS

                             Applicable Margin         Applicable Margin for Base
   Pricing Level           for Eurodollar Loans                Rate Loans
-------------------        --------------------        --------------------------
I                                2.00%                           1.00%

II                               1.75%                           0.75%

III                              1.50%                           0.50%

                   II. PRICING GRID FOR TRANCHE A-3 TERM LOANS

                             Applicable Margin         Applicable Margin for Base
Pricing Level              for Eurodollar Loans                 Rate Loans
-------------------        --------------------        --------------------------
I                                1.75%                           0.75%

II                               1.50%                           0.50%

            The Applicable Margin shall be adjusted, on and after the first Adjustment Date occurring after the Original Closing Date (in the case of Revolving Loans, Swingline Loans and Tranche A-2 Term Loans) or December 6, 2004 (in the case of Tranche A-3 Term Loans), based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the date (the "Adjustment Date") that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section
7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph.

            If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, for (a) Revolving Loans, Swingline Loans and Tranche A-2 Term Loans, the highest rate set forth in each column of the Pricing Grid for Revolving Loans, Swingline Loans and Tranche A-2 Term Loans ("Pricing Grid I") shall apply and (b) for Tranche A-3 Term Loans, the highest rate set forth in each column of the Pricing Grid for Tranche A-3 Term Loans ("Pricing Grid II") shall apply. On each Adjustment Date, the Applicable Margin for (a) Revolving Loans, Swingline Loans and Tranche A-2 Term Loans shall be adjusted to be equal to the Applicable Margins opposite the Pricing Level in Pricing Grid I determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date and (b) for Tranche A-3 Term Loans shall be adjusted to be equal to the Applicable Margins opposite the Pricing Level in Pricing Grid II determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.

            As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date for Pricing Grid I and Pricing Grid
II:

            (a) Pricing Grid I:

            "Pricing Level I" shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than or equal to
4.50 to 1.00.

            "Pricing Level II" shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 4.50 to 1.00 but greater than or equal to 4.00 to 1.00.

            "Pricing Level III" shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 4.00 to 1.00.

            (b) Pricing Grid II:

            "Pricing Level I" shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than or equal to
4.00 to 1.00.

            "Pricing Level II" shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 4.00 to 1.00.

            (c) It is understood and agreed that, solely for purposes of determining the Pricing Levels for Pricing Grid I and Pricing Grid II, the Existing Holdings Notes shall be included in the calculation of the Consolidated Leverage Ratio.